As filed with the Securities and Exchange Commission on December 5, 2008

Registration No. 333-146275

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 5 TO FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Yingxia International, Inc.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Florida	2870	65-0664961
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(Primary Standard Industrial Classification Code Number)	(IRS EMPLOYER IDENTIFICATION NO.)

Harbin Yingxia Industrial Co., Ltd.
300 Xidazhi Street, Nangang District
Harbin, Heilongjiang, People’s Republic of China , 150001
Telephone number: 011-86-451-86310948
 (Address , including zip code , and Telephone Number,
including area code , of Principal Executive Offices)

c/o American Union Securities
100 Wall Street, 15th Floor
New York, New York 10005
Telephone: (212) 232-0120
Fax: (212) 785-5867
 (Name, Address, including zip code , and Telephone Number,
including area code , of Agent for Service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act Registration Statement number of the earlier effective oregistration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement ofor the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement ofor the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large oaccelerated filer	Accelerated ofiler
Non-accelerated ofiler	Smaller reporting company x

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Number of Units/Shares to be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.001 per share (1)	8,725,130	$2.20	(6)	$19,195,286	$589.26
Common Stock, par value $.001 per share (2)	4,362,565	$2.00		$8,725,130	$267.86
Common Stock, par value $.001 per share (3)	2,000,000	$2.20	(6)	$4,400,000	$135.08
Common Stock, par value $.001 per share (4)	1,000,000	$1.50		$1,500,000	$46.05
Common Stock, par value $.001 per share (5)	62,500	$2.20	(6)	$137,500	$4.22
Total	16,150,195			$33,957,916	$1,042.47

(1)
Represents shares of common stock issuable in connection with China Yingxia’s August 2007 offering (“August 2007 Offering”). The number of shares being registered are held by 20 investors (or 18 non-affiliated investors), none of which own more than 3,816,102 shares, or one third of our 33,608,857 non-affiliate outstanding common shares issued and outstanding prior to the offering. None of the 8,725,130 shares have been, or will be, received as liquidated damages or conversion default payments.

(2)	Represents warrants to purchase 4,362,565 shares of the Company’s common stock at a price of $2.00 per share, issuable in connection with the August 2007 Offering.

(3)
Represents shares of common stock issuable to 3 investors in connection with a 4(2) issuance undertaken in July 2007 (“4(2) Issuance”).  None of the investors hold more than 1,500,000 shares, or one third of our 33,608,857 non-affiliate outstanding common shares issued and outstanding prior to the offering.. None of the 2,000,000 shares have been, or will be, received as liquidated damages or conversion default payments.

(4)	Represents warrants to purchase 1,000,000 shares of the Company’s common stock at a price of $1.50 per share, issuable in connection with the 4(2) Issuance in July 2007.

(6)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933. The price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Company as traded in the Over-The-Counter Market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on September 14, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus subject to completion dated December 4, 2008

PROSPECTUS

CHINA YINGXIA INTERNATIONAL, INC.

10,787,630 SHARES OF COMMON STOCK
WARRANTS TO PURCHASE 5,362,565 SHARES OF COMMON STOCK

Our Selling Stockholders are offering to sell 10,787,630 shares of common stock issued in connection with the Company’s offering in August 2007 (“August 2007 Offering”), the Company’s July 2007 4(2) Issuance (“4(2) Issuance”) and an issuance that contains piggyback registration rights. In addition, they are offering to sell 4,362,565 shares of common stock issuable upon exercise of outstanding warrants we issued in connection with the August 2007 offering at a price of $2.00 per share; and 1,000,000 shares of common stock issuable upon exercise of outstanding warrants we issued in connection with the 4(2) Offering at a price of $1.50 per share.   The selling stockholders may sell these shares from time to time in the open market at prevailing prices or in individually negotiated transactions, through agents designated from time to time or through underwriters or dealers. We will not control or determine the price at which the selling stockholders decide to sell their shares. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

Our shares of common stock are quoted on the OTC Bulletin Board (“OTCBB”) under the symbol “CYXI”.  The last reported sale price of our common stock on December 4, 2008 was $0 .40 .

We will receive no proceeds from the sale of the shares by the Selling Stockholders except for the warrant exercise price for the warrants. If the shares of common stock underlying the Warrants are not registered, then the investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash.

The date of this Prospectus is ____, 2008

The securities offered in this Prospectus involve a high degree of risk and are subject to the “penny stock” rules. You should carefully consider the factors described under the heading “Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Prospectus.  You should read the entire Prospectus carefully, including, the section entitled "Risk Factors" before deciding to invest in our common stock. China Yingxia International, Inc. is referred to throughout this Prospectus as “China Yingxia”, “CYXI”, “Company", "we", "us", or “our.”

Our Company

We were incorporated in Florida on May 6, 1996, as RCA Trading Co. and changed our name to Agronix, Inc. on June 18, 2001. From then until May 12, 2006, we operated our business through our wholly-owned subsidiary American Waste Recovery, Inc. (“AWR”), which was in the business of acquiring and developing technologies that convert organic wastes into agricultural products such as growth substrates, organic fertilizer, soil amendments and other value added agri-products, and developing a technology that is used to recover chemical commodities from organic waste for a wide variety of industries such as agriculture, food, oil and gas, paper, clothing and pharmaceuticals.

On May 12, 2006, we acquired as our wholly-owned subsidiary, Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”) operating its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group Co., Ltd. (“Yingxia”), a People’s Republic of China company primarily engaged in the development, production and sale of health food products such as soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics (the “Reverse Merger”). Pursuant to the Agreement of Merger and Plan of Reorganization dated May 10, 2006, we issued to WNI shareholders 54,811,475 shares of common stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share was convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI. In connection with the Reverse Merger, we appointed Yingxia Jiao as our Chairman, Chief Executive Officer and Chief Financial Officer. After the closing, we had outstanding 100,000,000 shares of Common Stock and 1,473,649.074 shares of Class A Preferred Stock, of which each share was convertible into five hundred (500) shares of common stock. On July 7, 2006, we changed our name to China Yingxia International, Inc., and on July 21, 2006 we changed our stock symbol to CYXI, effectuated a 1:24.9 reverse split of our capital stock and converted to common stock all outstanding shares of Class A Preferred Stock. Since May 12, 2006, we operate our business through Yingxia.

On September 13, 2006, we sold to Brian Hauff, our former President and Director, the entire equity interest in AWR for $180,000.

Our Contact Information

Our principal agent offices located in the United States are at c/o American Union Securities 100 Wall St. 15th Floor New York, NY 10005. We can be reached by calling 212-232-0120 or faxed at 212-785-5867. Our principal executive offices are located at Harbin Yingxia Industrial Co., Ltd., 300 Xidazhi Street, Nangang District , Harbin Heilongjiang, P.R.C. 150001. We can be reached by calling 011-86-451-86310948.

The Offering

Common Stock Offered by Selling Stockholders:
16,150,195 shares of common stock in aggregate which includes 10,725,130 shares of common stock that were issued in the August 2007 Offering and the 4(2) Issuance, 5,362,565 shares of common stock underlying warrants that were issued in the August 2007 Offering and the 4(2) Issuance, and 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered.

This aggregate amount is held by 24 shareholders, none of which individually or in the aggregate (since 5 shareholders are affiliated with five other shareholders) represents 1/3 or more of our 44,399,787 non-affiliate common shares outstanding as of December 4, 2008.
The affiliated shareholders are as follows:
1. Timothy G. Ewing has control of management and investment decisions for Endurance Partners, LP and Endurance Partners (Q.P.), LP.
2. Peter Siris has control of management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP.
3. Ronald I.Heller has control of management and investment decisions for Heller Capital Investments and CGM as C/F Ronald I. Heller, IRA.
4. Jonathan Glaser has control of management and investment decisions for JMG Capital Partners, LP and JMG Triton Offshore Fund, Ltd.
5. Craig Connors has control of management and investment decisions for Straus GE PT Partners, LP and Straus Partners, LP.
None of these or any of the selling stockholders had any agreements or understandings with third parties to sell their shares at the time they initially purchased them from us.

Common Stock to be Outstanding After the Offering:	49,832,352 on a fully diluted basis.

Use of Proceeds:
We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution". With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $ 66,042, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

There can be no assurance that any warrants will be exercised or that we will receive any proceeds therefrom. It is common that such warrants are never exercised because the price of the common stock does not justify the exercise or the warrant expires by its terms.

OTCBB Symbol:	CYXI.OB

DISCLOSURE REGARDING OUR RECENT FINANCING AND EXERCISE OF WARRANTS

Terms of Financing Documents

Shares of Common Stock

The August 2007 Offering and the 4(2) Issuance consisted of the issuance of shares of the Company’s common stock and warrants as described below.  Specifically, in the August 2007 Offering, we issued 8,725,130 shares of our common stock and in the 4(2) Issuance, we issued 2,000,000 shares of our common stock.

Warrants

Issuance, Exercise Terms and Limitation.  In the 4(2) Issuance, we simultaneously issued to the investors, 1,000,000 five (5) year warrants to purchase 1,000,000 shares of our common stock at an exercise price of $1.50 per share.  In the August 2007 Offering, we simultaneously issued to the investors 4,362,565 five (5) year Warrants to purchase 4,362,565 shares of our common stock at an exercise price of $2.00 per share.

Cashless Exercise.  If the shares of common stock underlying the Warrants are not registered, then the investors are entitled to exercise the Warrants on a cashless basis without paying the exercise price in cash. In the event that the Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds from the exercise .

Shares Outstanding Prior to the Transaction

The following table discloses certain information comparing the number of shares outstanding prior to the transaction, number of shares registered by the Selling Stockholders, or their affiliates, in prior registration statements (along with that number still held and number sold pursuant to such prior registration statement) and the number of shares registered for resale in this Registration Statement relating to the financing transaction.

Number of shares outstanding prior to exercise of warrants held by persons other than the Selling Stockholders, affiliates of the Company and affiliates of the Selling Stockholders.	11,448,307
Number of shares registered for resale by Selling Stockholders or affiliates in prior registration statements.	0
Number of shares registered for resale by Selling Stockholders or affiliates of Selling Stockholders in prior registration statements that continue to be held by Selling Stockholders or affiliates of Selling Stockholders.	0
Number of shares sold in prior registered resale by Selling Stockholders or affiliates of Selling Stockholders.	0

Repayment, Shorting and Prior Transactions with Selling Stockholders

To the best of our knowledge, and based on information obtained from the Selling Stockholders, none of the Selling Stockholders have an existing short position in the Company’s common stock.

Other than its issuance and sale of the shares of common stock and the Warrants to the Selling Stockholders, the Company has not in the past three (3) years engaged in any securities transaction with any of the Selling Stockholders, any affiliates of the Selling Stockholders, or, after due inquiry and investigation, to the knowledge of the management of the Company, any person with whom any Selling Stockholder has a contractual relationship regarding the transaction (or any predecessors of those persons). In addition, other than in connection with the contractual obligations set forth in the subscription documents for the August 2007 Offering and the 4(2) Issuance, the Company does not have any agreements or arrangements with the Selling Stockholders with respect to the performance of any current or future obligations.

RISK FACTORS

Risks Related to Our Business

Forward-Looking  Statements:  The discussion of the business and industry of the Company  contains  various  forward-looking  statements  within  the  meaning of applicable  federal  securities  laws and are based upon the  Company's  current expectations and assumptions  concerning  future events,  which are subject to a number of risks and  uncertainties  that could  cause  actual  results to differ materially from those anticipated.

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline.

We may incur material product liability claims, which could increase our costs and adversely affect our reputation, revenues, and operating income.

As a manufacturer of products designed for human consumption, we are subject to product liability claims based on the use of our products that can result in injury.  Our nutritional supplement and food products consist of vitamins, minerals, herbs and other ingredients that are not subject to pre-market regulatory approval. Our products could contain contaminated substances, and  some  of   our products contain innovative ingredients that do not have long histories of human consumption. Previously unknown adverse reactions resulting from human consumption of these ingredients may occur.  If this occurs, it would increase our costs since we would have to defend any legal actions brought based on this. This would result in diminished operating income. In addition, our reputation would be damaged resulting in lower revenues.

Newly developed products may not be compatible with market needs resulting in an adverse effect on our sales and earnings.

Our business is particularly subject to changing consumer trends and preferences.  Our continued success depends in part on our ability to anticipate and respond to these changes, and we may not respond in a timely or commercially appropriate manner to such changes.  If we fail to invest in extensive market research on consumer health needs in each market we target, we may face limited market acceptance of our products, which could have a material adverse effect on our sales and earnings.

We have limited control over the activities of our distributors and the mismanagement or loss of the franchisees will have a negative impact on our operations.

We place significant reliance on our independent franchisees to act as our primary sales force. These individual franchisees are not employed or otherwise controlled by us and are generally free to conduct their business at their own discretion. We do have measures and controls in place to safeguard against misrepresentations and malpractice related to the pricing of our products. Yet, our control of these franchisees is generally limited to penalties or other regulation after any detrimental events have occurred. Either, the mismanagement of the franchisees or the loss of a number of these franchisees could have a material adverse effect on our business, financial condition, and results of operations.

Our limited operating history makes it difficult or impossible to evaluate our performance and make predictions about our future.

Although we have been profitable since 2004, due to increases in sales and the number of our independent franchisees, this relatively short history of profitability may not be adequate to fully assess our ability to achieve market acceptance of our products or our ability to respond to competition and continue this level of performances. Therefore, we can give no assurance that we will maintain profitability in the long run. Investors should be aware of the difficulties normally encountered by nutraceutical companies in China and the high rate of failure of such enterprises.

Additional financing may potentially dilute the value of our stockholders' shares and result in a decrease of our stock price.

We may need to raise additional capital to fund our anticipated future expansion and to implement our business plan. Any additional financing may also involve dilution to our then-existing stockholders, which could result in a decrease in the price of our common stock.

We depend on key personnel and our failure to attract or retain key personnel could harm our business.

Our success largely depends on the efforts and abilities of our key executives and consultants, including Yingxia Jiao, our Chairwoman and Chief Executive Officer. The loss of the services of Ms. Jiao could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues.

New business ventures or acquisitions that we may undertake would involve a number of inherent risks, any of which could cause us not to realize the benefits anticipated to result.

We continually seek to expand our operations through acquisitions of businesses and assets. These transactions involve various inherent risks, such as:

•	uncertainties in assessing the value, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition or other transaction candidates;

•	the potential loss of key personnel of an acquired business;

•	the ability to achieve identified operating and financial synergies anticipated to result from an acquisition or other transaction;

•	problems that could arise from the integration of the acquired or new business;

•	unanticipated changes in business, industry or general economic conditions that affect the assumptions underlying the acquisition or other transaction rationale; and

•	unexpected development costs that adversely affect our profitability.
Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition of businesses or assets or the commencement of a new business venture.

Shareholders must rely on management for the operation of the Company and the ineffectiveness of management to operate the Company’s business properly can result in diminished value of your shares held in the Company.

All decisions with respect to our operation and development, production and marketing of our products and services, will be made exclusively by management. Our success will, to a large extent, depend on the quality of the management of the Company. In particular, we will depend on the services of our board members and officers. Management believes that these individuals have the necessary business experience to supervise the management of the Company and production and commercial exploitation of our products. However, there can be no assurance that they will perform adequately or that our operations will be successful. Shareholders will have no right or power to take part in the management of the Company, for the most part, except to the extent of voting for the members of the Board of Directors each year. Accordingly, no person should purchase any of the stock offered hereby unless such prospective purchaser is willing to entrust all aspects of the management of the Company to management and has evaluated management's capabilities to perform such functions.

Risks Associated with the Chinese Market

Potential for reduced growth in health food consumption in China may negatively impact our growth.

Our growth and success is dependant upon the continued growth of the health food market in China. Most analysts project growth rates that will support our financial forecasts. However, any deviation in total market forecasts can negatively impact our expected growth and profitability.

If Chinese government regulation changes, it may negatively affect our business.

The research, development, testing, manufacturing and marketing of our products are subject to various governmental regulations in China. Government regulation includes inspection of and controls over testing, manufacturing, safety and environmental controls, efficacy, labeling, advertising, promotion, record keeping and the sale and distribution of wellness products.  Government regulation substantially increases the cost of developing, manufacturing and selling our products.  All of our assets are located in China and approximately 100% of our revenues derive from our operations in China.  Accordingly, our operations are subject, to a significant degree, to PRC law.

We are subject to complex Chinese business regulations which could prevent our planned manufacturing expansion.

As China changes its economy to be more market-oriented, uncertainties arise regarding governmental policies and measures.  Although, in recent years, the Chinese government has implemented measures emphasizing the use of market forces for economic reform, reduction of state ownership of productive assets and establishment of sound corporate governance practices, a substantial portion of productive assets in China are still owned by the Chinese government. For example, all lands are state- owned and leased to business entities or individuals through governmental grants of state-owned Land Use Rights. The grant process is typically based on government policies at the time of grant, which can be lengthy and complex and may adversely affect our planned manufacturing expansion. The Chinese government also exercises significant control over China’s economic growth through allocation of resources, foreign currency control and providing preferential treatment to particular industries or companies.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

    If adequate additional financing is not available on reasonable terms, we may not be able to undertake the expansion, purchase additional machinery and purchase equipment for our operations and we would have to modify our business plans accordingly. There is no assurance that additional financing will be available to us.

    In connection with our growth strategies, we may experience increased capital needs and accordingly, we may not have sufficient capital to fund our future operations without additional capital investments. Our capital needs will depend on numerous factors, including (i) our profitability; (ii) the release of competitive products by our competition; (iii) the level of our investment in research and development; and (iv) the amount of our capital expenditures, including acquisitions. We cannot assure you that we will be able to obtain capital in the future to meet our needs.

    In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If we need additional funding, the market fluctuations affect on our stock price could limit our ability to obtain equity financing.

    If we cannot obtain additional funding, we may be required to: (i) limit our investments in research and development; (ii) limit our marketing efforts; and (iii) decrease or eliminate capital expenditures.

    Such reductions could materially adversely affect our business and our ability to compete.

    Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing shareholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

 International operations require us to comply with a number of United States and international regulations which may have a negative impact on our growth.

    We are required to comply with a number of international regulations in countries outside of the United States. In addition, we must comply with the Foreign Corrupt Practices Act, or FCPA, which prohibits U.S. companies or their agents and employees from providing anything of value to a foreign official for the purposes of influencing any act or decision of these individuals in their official capacity to help obtain or retain business, direct business to any person or corporate entity or obtain any unfair advantage. Any failure by us to adopt appropriate compliance procedures and ensure that our employees and agents comply with the FCPA and applicable laws and regulations in foreign jurisdictions could result in substantial penalties and/or restrictions in our ability to conduct business in certain foreign jurisdictions. We believe we are currently in compliance with such regulations.  The U.S. Department of The Treasury's Office of Foreign Asset Control, or OFAC, administers and enforces economic and trade sanctions against targeted foreign countries, entities and individuals based on U.S. foreign policy and national security goals. As a result, we are restricted from entering into transactions with certain targeted foreign countries, entities and individuals except as permitted by OFAC which may reduce our future growth.

Certain political and economic considerations relating to the PRC could adversely affect our company.

    The PRC is transitioning from a planned economy to a market economy. While the PRC government has pursued economic reforms since its adoption of the open-door policy in 1978, a large portion of the PRC economy is still operating under five-year plans and annual state plans. Through these plans and other economic measures, such as control on foreign exchange, taxation and restrictions on foreign participation in the domestic market of various industries, the PRC government exerts considerable direct and indirect influence on the economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental, and are expected to be refined and improved. Other political, economic and social factors can also lead to further readjustment of such reforms. This refining and readjustment process may not necessarily have a positive effect on our operations or future business development. Our operating results may be adversely affected by changes in the PRC's economic and social conditions as well as by changes in the policies of the PRC government, such as changes in laws and regulations (or the official interpretation thereof), measures which may be introduced to control inflation, changes in the interest rate or method of taxation, and the imposition of additional restrictions on currency conversion.

The recent nature and uncertain application of many PRC laws applicable to us create an uncertain environment for business operations and they could have a negative effect on us.

    The PRC legal system is a civil law system. Unlike the common law system, the civil law system is based on written statutes in which decided legal cases have little value as precedents. In 1979, the PRC began to promulgate a comprehensive system of laws and has since introduced many laws and regulations to provide general guidance on economic and business practices in the PRC and to regulate foreign investment. Progress has been made in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. The promulgation of new laws, changes of existing laws and the abrogation of local regulations by national laws could have a negative impact on our business and business prospects.

Governmental Control Of Currency Conversion May Affect The Value Of Your Investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in Renminbi, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.

These procedural requirements are as follows:  In October 2005, the PRC State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (i) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire "control" over domestic companies or assets, even in the absence of legal ownership; (ii) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (iii) covering the use of existing offshore entities for offshore financings; (iv) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (v) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006; this date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We believe our stockholders who are PRC residents as defined in Circular 75 have registered with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiaries.  However, we cannot provide any assurances that their existing registrations have fully complied with, and they have made all necessary amendments to their registration to fully comply with, all applicable registrations or approvals required by Circular 75.  Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies.  For example, our present PRC subsidiary’s ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 by our PRC resident beneficial holders.  In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75.  We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures.  A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

The PRC government may also in the future restrict access to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain of our expenses as they come due.

Current PRC regulations permit our subsidiaries to pay dividends to us only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Nevertheless, the Company plans to retain all funds distributed to it and does not anticipate paying dividends to its shareholders for the foreseeable future.

Exchange rate volatility could adversely affect our financial condition.

Under the current unified floating exchange rate system, the People's Bank of China publishes an exchange rate, which we refer to as the PBOC exchange rate, based on the previous day's dealings in the inter-bank foreign exchange market. Financial institutions authorized to deal in foreign currency may enter into foreign exchange transactions at exchange rates within an authorized range above or below the PBOC exchange rate according to market conditions.

Since 1994, the exchange rate for Renminbi against the United States dollar has remained relatively stable, most of the time in the region of approximately RMB8.28 to $1.00. However, in 2005, the Chinese government announced that it would begin pegging the exchange rate of the Chinese Renminbi against a number of currencies, rather than just the U.S. dollar and, the exchange rate for the Renminbi against the U.S. dollar became RMB8.02 to $1.00. As our operations are primarily in PRC, any significant revaluation or devaluation of the Chinese Renminbi may materially and adversely affect our cash flows, revenues and financial condition. We may not be able to hedge effectively against in any such case. For example, to the extent that we need to convert United States dollars into Chinese Renminbi for our operations, appreciation of this currency against the United States dollar could have a material adverse effect on our business, financial condition and results of operations. Conversely, if we decide to convert Chinese Renminbi into United States dollars for other business purposes and the United States dollar appreciates against this currency, the United States dollar equivalent of the Chinese Renminbi we convert would be reduced. There can be no assurance that future movements in the exchange rate of Renminbi and other currencies will not have an adverse effect on our financial condition.   China Yingxia’s operating companies are FIEs to which the Foreign Exchange Control Regulations are applicable.

Risks Related to Our Common Stock and Its Market

We do not anticipate paying dividends on our shares of common stock. Although we paid dividends on our common stock in 2005 when we were a private company, we do not anticipate declaring any further dividends in the foreseeable future. We currently intend to retain future earnings to finance operations, capital expenditures and to expand our business.

Our common stock may be affected by limited trading volume and may fluctuate significantly, and this may adversely affect your investment.

There has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced in the past, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

There is a limited market for our common stock which makes it difficult for investors to engage in transactions in our securities.

Our common stock is quoted on the OTCBB under the symbol “CYXI.” There is a limited trading market for our common stock. If public trading of our common stock does not increase, a liquid market will not develop for our common stock. The potential effects of this include difficulties for the holders of our common shares to sell our common stock at prices they find attractive. If liquidity in the market for our common stock does not increase, investors in our Company may never realize a profit on their investment.

A sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our shareholders sell substantial amounts of our common stock in the public market, including shares issued upon the exercise of outstanding options or warrants, the market price of our common stock could fall. These sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Our common stock is deemed to be a “penny stock”, which may make it more difficult for investors to sell their shares due to suitability requirements.

Our common stock is deemed to be a “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These requirements may reduce the potential market for our common stock by reducing the number of potential investors.  This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them.  This could cause our stock price to decline.  Penny stocks are stock:

•	With a price of less than $5.00 per share;

•	That are not traded on a “recognized” national exchange;

•	Whose prices are not quoted on the NASDAQ automated quotation system (a NASDAQ listed stock must still have a price of not less than $5.00 per share); or

•
In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $10.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker-dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks.  Moreover, broker-dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. Many brokers have decided not to trade "penny stocks" because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. In the event that we remain subject to the "penny stock rules" for any significant period, there may develop an adverse impact on the market, if any, for our securities. Because our securities are subject to the "penny stock rules," investors will find it more difficult to dispose of our securities. Further, for companies whose securities are traded on the Pink Sheets, it is more difficult: (i) to obtain accurate quotations, (ii) to obtain coverage for significant news events because major wire services, such as the Dow Jones News Service, generally do not publish press releases about such companies, and (iii) to obtain needed capital.

Selling shareholders may impact our stock value through the execution of short sales which may decrease the value of our common stock.

Short sales are transactions in which a selling shareholder sells a security it does not own. To complete the transaction, a selling shareholder must borrow the security to make delivery to the buyer. The selling shareholder is then obligated to replace the security borrowed by purchasing the security at the market price at the time of replacement. The price at such time may be higher or lower than the price at which the security was sold by the selling shareholder. If the underlying security goes down in price between the time the selling shareholder sells our security and buys it back, the selling shareholder will realize a gain on the transaction. Conversely, if the underlying security goes up in price during the period, the selling shareholder will realize a loss on the transaction. The risk of such price increases is the principal risk of engaging in short sales. The selling shareholders in this registration statement could short the stock by borrowing and then selling our securities in the market and then converting the Warrants at a discount to replace the security borrowed. Because the selling shareholders control a large portion of our common stock, the selling shareholders could have a large impact on the value of our stock if they were to engage in short selling of our stock. Such short selling could impact the value of our stock in an extreme and volatile manner to the detriment of other shareholders.

USE OF PROCEEDS

    We will not receive any proceeds from the sale of the shares by the selling stockholders. All proceeds from the sale of the shares offered hereby will be for the account of the selling stockholders, as described below in the sections entitled "Selling Stockholders" and "Plan of Distribution". With the exception of any brokerage fees and commission which are the obligation of the selling stockholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be $ 66,042, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

    There can be no assurance that any warrants will be exercised or that we will receive any proceeds therefrom. It is common that such warrants are never exercised because the price of the common stock does not justify the exercise or the warrant expires by its terms.

PENNY STOCK CONSIDERATIONS

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by certain penny stock rules adopted by the SEC. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules.

SELLING STOCKHOLDERS

The following table sets forth the name of the Selling Stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders as of  December 4, 2008 and the number of shares of common stock being offered by the Selling Stockholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of  December 4, 2008 are deemed outstanding for computing the ownership of the person or entity holding such options, warrants or convertible securities.  The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time.

However, the Selling Stockholders are under no obligation to sell all or any portion of such shares nor are the Selling Stockholders obligated to sell any shares immediately upon effectiveness of this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders.

Name of Selling Stockholder (15)	Shares of Common Stock Owned Prior to the Offering	Percent of Common Shares Owned Prior to the Offering (1)	Shares of Common Stock to be Sold in the Offering	Number of Shares Owned After the Offering	Percent of Shares Owned After Offering

Bald Eagle Fund, Ltd. (2) (7)	24,255	0.036%	24,255	0	0
William M. Denkin (2)	150,000	0.225%	150,000	0	0
Endurance Partners, LP(2) (5)	1,231,500	1.849%	1,231,500	0	0
Endurance Partners, (Q.P.) LP (2) (5)	3,148,500	4.727%	3,148,500	0	0
James J. Fuld, Jr. (3)	750,000	1.126%	750,000	0	0
Guerilla Partners, LP (3) (6)	1,350,000	2.027%	1,350,000	0	0
Heller Capital Investments (2) (8)	1,275,000	1.914%	1,275,000	0	0
CGM as C/F Ronald I. Heller, IRA (2) (8)	600,000	0.901%	600,000	0	0
Hua-Mei 21st Century Partners, LP (3)(6)	900,000	1.351%	900,000	0	0
JMG Capital Partners, LP (2) (9)	750,00	1.126%	750,000	0	0
JMG Triton Offshore Fund, Ltd. (2) (9)	750,000	1.126%	750,000	0	0
Kensington Partners, LP (2)(10)	530,745	0.797%	530,745	0	0
Ning Li (2)	82,695	0.124%	82,695	0	0
Steve Mazur (2)	150,000	0.225%	150,000	0	0
Midsouth Investor Fund, LP (2) (11)	750,000	1.126%	750,000	0	0
Charles Nirenberg (2)	45,000	0.067%	45,000	0	0
Outpoint Offshore Fund, Ltd. (2) (12)	375,000	0.563%	375,000	0	0
Professional Offshore Opportunity Fund, Ltd. (2) (13)	375,000	0.563%	375,00	0	0
Ray & Amy Rivers, JTROS (2)	150,000	0.225%	150,000	0	0
Richard D. Squires (2	450,000	0.675%	450,000	0	0
Straus GE PT Partners, LP (2) (14)	1,031,250	1.548%	1,031,250	0	0
Straus Partners, LP (2) (14)	843,750	1.266%	843,750	0	0
Xiaodong Yuan (2)	375,000	0.563%	375,000	0	0
Alliance Adivsors, LLC (4)	62,500	0.141%	62,500	0	0
Totals	16,150,195		16,150,195	0	0

(1)	Based on 44,399,787 shares issued and outstanding as of December 4, 2008 .

(2)
On August 9, 2007, we completed the sale of Units of securities for a price of $250,000 per Unit, yielding gross proceeds of $8,725,130 from the sale of the Units.  Each Unit consisted of 250,000 shares of common stock and warrants to purchase 125,000 shares of common stock, exercisable at $2.00 per share.

(3)
On July 16, 2007, we completed the sale of 1,000,000 Units of securities to a total of 3 investors. Each "Unit" included two share of common stock and one common stock purchase warrants exercisable at $1.50. The Units were sold for a price of $2.00 per Unit, yielding gross proceeds of $2,000,000 from the sale of the Units.

(4)	On July 13 2007, we issued 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered.

(5)	Timothy G. Ewing has control over management and investment decisions for Endurance Partners, LP and Endurance Partners (Q.P.), LP

(6)	Peter Siris has control over management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP

(7)	Richard Keim has control over management and investment decisions for Bald Eagle Fund, Ltd.

(8)	Ronald I.Heller has control over management and investment decisions for Heller Capital Investments and CGM

(9)	Jonathan Glaser has control over management and investment decisions for JMG Capital Partners, LP and JMG Triton Offshore Fund, Ltd.

(10)	Richard Keim has control over management and investment decisions for Kensington Partners, LP

(11)	Lyman O. Heidtke has control over management and investment decisions for Midsouth Investor Fund, LP

(12)	Jordan Grayson has control over management and investment decisions for Outpoint Offshore Fund, Ltd.

(13)	Marc Swickle has control over management and investment decisions for Professional Offshore Opportunity Fund, Ltd.

(14)	Craig Connors has control over management and investment decisions for Straus GE PT Partners, LP and Straus Partners, LP

(15)	None of the Selling Stockholders are broker-dealers or affiliates of broker-dealers.

PLAN OF DISTRIBUTION

All of the stock owned by the selling security holders will be registered by the registration statement of which this prospectus is a part. The selling security holders may sell some or all of their shares immediately after they are registered. The selling security holders shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

	ordinary brokers transactions, which may include long or short sales,
	transactions involving cross or block trades on any securities or market where our common stock is trading,

purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus, “at the market” to or through market makers or into an existing market for the common stock,

	in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
	any combination of the foregoing, or by any other legally available means.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.

We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus except for the exercise of the warrants. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $66,042.

The selling stockholders named in this prospectus must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. The selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act in connection with such sales. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may among other things:

1.	Not engage in any stabilization activities in connection with our common stock;
2.	Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus from time to time, as may be required by such broker or dealer; and
3.	Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities permitted under the Exchange Act.

Regulation M

We have informed the Selling Shareholders that Regulation M promulgated under the Securities Exchange Act may be applicable to them with respect to any purchase or sale of our common stock. In general, Rule 102 under Regulation M prohibits any person connected with a distribution of our common stock from directly or indirectly bidding for, or purchasing for any account in which it has a beneficial interest, any of the Shares or any right to purchase the Shares, for a period of one business day before and after completion of its participation in the distribution.

During any distribution period, Regulation M prohibits the Selling Shareholders and any other persons engaged in the distribution from engaging in any stabilizing bid or purchasing our common stock except for the purpose of preventing or retarding a decline in the open market price of the common stock. None of these persons may effect any stabilizing transaction to facilitate any offering at the market. As the Selling Shareholders will be offering and selling our common stock at the market, Regulation M will prohibit them from effecting any stabilizing transaction in contravention of Regulation M with respect to the shares.

We also have advised the Selling Shareholders that they should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Regulation M may prohibit the Selling Shareholders from covering short sales by purchasing shares while the distribution is taking place, despite any contractual rights to do so under the Agreement. We have advised the Selling Shareholders that they should consult with their own legal counsel to ensure compliance with Regulation M.

LEGAL PROCEEDINGS

Neither the Company nor any of its subsidiaries is a party to any pending or threatened legal proceedings.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table sets forth the name, age and position of each of our executive officers and directors as of  December 4, 2008 .

Name	Age	Position	Date Appointed Director

Yingxia Jiao	56	President, Chief Executive Officer and Chairman	May 12, 2006

Dr. Zhaobo Wang	53	Director	February 8, 2007

Ren Hu	49	CFO	June 11, 2008

Alice Lee Rogers	48	Director	August 1, 2008

Set forth below is a brief description of the background and business experience of our executive officers and directors for the past five years (and, in some instances, for prior years).

Yingxia Jiao became our Chief Executive Officer, Chief Financial Officer and Director upon consummation of the Reverse Merger on May 12, 2006. She graduated from Harbin University of Chinese Medicine in 1997 and is a certified nutritionist of Heilongjiang province. She had many years experience in the medical field and hospital management before she founded the Yingxia group in 1998. She still serves as its President and CEO. Since October 2000, she has served as Vice Chairman of the Senior Welfare Foundation of Heilongjiang. Since August 2002, she has also served as the Vice Chairman of the Safe Food Association of Heilongjiang. In addition, since June 2004, she has served as the Vice Chairman of the Association of Corporate Management of Heilongjiang.

Dr. Zhaobo Wang was appointed as an independent Director on February 8, 2007 and serves the Nominating and Corporate Governance Committee.  Dr. Wang is a distinguished educator with business experience. Dr. Wang has been a professor of Operations Management/Business Statistics of Fairleigh Dickinson University (FDU) since 1992.  He established the Chinese American Business Institute at FDU where he serves as the first director.  Dr. Wang was elected as the first ever Asian-American school board member of Edison Township.  Dr.  Wang received his Ph.D. in Operations Management in 1992 and MBA in Management Information Systems in1990 from Rutgers University.

Ren Hu became our Chief Financial Officer on June 11, 2008.  Mr. Hu has served as the Vice President of Finance for China Kangtai Cactus Bio-Tech, Inc. from June 2006 to June 2008 and was in charge of the company’s North American capital market operations, including SEC compliance, auditing, and investor relations.  Mr. Hu has also been a registered representative with Univest Securities, Inc. since May 2008.  From October 2005 to May 2006, Mr. Hu served as a proprietary trader and equity & derivative analyst for Prestige Capital, LLC, where he traded stocks and equity options in various sectors for the hedge fund. From April 2005 to September 2005, Mr. Hu served as Vice President of Phoenix Forest, LLC, where he was in charge of the company’s reverse merger activities, organized the auditing of the operating unit in China, built the website, and interviewed and picked the U.S. office team.  From December 2004 to April 2005, Mr. Hu was a hedge fund trader and equity & derivative analyst for MC Trading Group, Centurion Securities, LLC, where he traded NYSE stocks and their options in various sectors.  From August 2004 to November 2004, Mr. Hu served as President of China Finance, Inc.  His responsibilities included heading the U.S. operations, managing the SEC compliance of the company, and marketing the firm to Wall Street with investor relations specialists.  From March 2004 to August 2004, Mr. Hu was a proprietary trader and equity & derivatives analyst for Assent, LLC, Sungard Brokerage Services, where he traded NYSE stocks and their options in various sectors, as well as conducted research that ensured consistent profitability.  Mr. Hu was also a proprietary trader and equity & derivatives analyst with the same responsibilities for Hold Brothers Online Investment Services, LLC, from October 2003 to March 2004, and Worldco, LLC from June 1999 to October 2003.  Mr. Hu received his MBA from London Business School in 1989 and MS in finance from Florida International University in 1994.  He is currently an ABD (all-but dissertation doctoral candidate) in international business at Rutgers University.  Mr. Hu has/had FINRA (formerly NASD) securities licenses S7, S55, and S63.

Alice Lee Waters was appointed as an independent Director on August 1, 2008 and serves as Chairwoman of the Audit Committee.  From June 2000 to January 2004, she was Senior  Accountant at Koo & Chow & Co. LLP, a CPA firm.  From February 2005 to August 2007, she was Audit Manager of Kabani & Company, Inc., a CPA firm. From September 2007 to date, she has been Lee-Rogers & Company, Inc., a CPA firm. She is Certified Public Accountant (Active) in California.  She received a Bachelor of Arts in Business Administration from California State University, Northridge in August 1992.

Board of Directors

All directors hold office until the annual meeting of stockholders of the Company following their election or until their successors are duly elected and qualified. Officers are appointed by the Board of Directors and serve at its discretion. We have not yet formed an audit committee and the present Board of Directors serves in this capacity.  However, the Company intends to create an Audit Committee in the immediate future which will consist of independent directors only.

Family Relationships

Mr. Lixue Deng is the son of our chairwoman, Ms. Yingxia Jiao.

Involvement in Certain Legal Proceedings

To our knowledge, during the past five (5) years, none of our directors, executive officers, promoters, control persons, or nominees has been:

•
the subject of any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	convicted in a criminal proceeding or is subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

•	found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law.

Code of Ethics

Our Board of Directors adopted a written Code of Conduct Policy designed to deter wrongdoing and promote honest and ethical conduct, full, fair and accurate disclosure, compliance with laws, prompt internal reporting and accountability to adherence to the Code of Conduct Policy. This Code of Conduct Policy has been filed with the Securities and Exchange Commission as an Exhibit to our December 31, 2006 Form 10-KSB filed on April 2, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our capital stock, as of December 4, 2008 , for: (i) each director; (ii) each person who is known to us to be the beneficial owner of more than 5% of our outstanding common stock; (iii) each of our executive officers named in the Summary Compensation Table; and (iv) all of our current executive officers and directors of as a group. Except as otherwise indicated in the footnotes, all information with respect to share ownership and voting and investment power has been furnished to us by the persons listed. Except as otherwise indicated in the footnotes, each person listed has sole voting power with respect to the shares shown as beneficially owned.

		Amount and Nature of
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class (2)
Common Stock	Yingxia Jiao(1)	15,348,800	34.51%
Common Stock	Dr.Zhaobo Wang(1)	10,000	0.02%
Common Stock	Lantin Deng(3)	4,801,600	10.79%
Common Stock	Lixue Deng (1)	1,512,000	3.39%
Common Stock	All officers and directors as a group (3 in number)	20,650,40	37.93%

(1)
Effective June 25, 2008, Deng Lixue resigned as a director of the Company. The person listed is an officer and/or director of the Company and the address for each beneficial owner is Harbin Yingxia Industrial Co., Ltd, 300 Xidazhi Street, Nangang District , Harbin Heilongjiang, P.R.C. 150001.

(2)	Based on 44,479,626 shares of common stock issued and outstanding as of December 4, 2008 .

(3)
Mr Deng is the husband of our Chairwoman and CEO.  The address for this beneficial owner is Harbin Yingxia Industrial Co., Ltd, 300 Xidazhi Street, Nangang District , Harbin Heilongjiang, P.R.C. 150001.

DESCRIPTION OF SECURITIES

We are authorized to issue 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001. We currently have a total of 44,399,787 shares of common stock issued and outstanding and no preferred stock issued and outstanding.

All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitled the hold thereof (a) to one non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders; (b) to participate equally and to receive any and all such dividends as may be declared by the board of directors; and (c) to participate pro rata in any distribution of assets available for distribution upon liquidation. Holders of our common stock have no preemptive rights to acquire additional shares of common stock or any other securities. Our common stock is not subject to redemption and carries no subscription or conversion rights.

In addition, such authorized but unissued common shares could be used by the board of directors for defensive purposes against a hostile takeover attempt, including (by way of example) the private placement of shares or the granting of options to purchase shares to persons or entities sympathetic to, or contractually bound to support, management. We have no such present arrangement or understanding with any person. Further, the common shares may be reserved for issuance upon exercise of stock purchase rights designed to deter hostile takeovers, commonly known as a “poison pill.”

Warrants

Based on our August 2007 Offering and 4(2) Issuance, we issued to the Investors five (5) year Warrants to purchase shares of our common stock, exercisable at $1.50 and $2.00 per share, except that the Warrants contain anti-dilution protections which in certain circumstances may result in a reduction to the exercise price. In the 4(2) Issuance, we issued 1,000,000 Warrants exercisable at $1.50 per share, which entitles the holder to one share of our common stock and is exercisable for five (5) years from July 20, 2007. In the August 2007 Offering, we issued 4,362,565 Warrants exercisable at $2.00 per share which entitles the holder to one share of our common stock and is exercisable for five (5) years from August 9, 2007.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Anslow & Jaclin, LLP , our independent legal counsel, has provided an opinion on the validity of our common stock.

The financial statements included in this prospectus and the registration statement have been audited by Bagell Josephs Levine & Company, LLC, certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation provide that, to the fullest extent permitted by law, none of our directors or officers shall be personally liable to us or our shareholders for damages for breach of any duty owed to our shareholders or us.

In addition, we have the power, by our by-laws or in any resolution of our shareholders or directors, to undertake to indemnify the officers and directors of ours against any contingency or peril as may be determined to be in our best interest and in conjunction therewith, to procure, at our expense, policies of insurance. At this time, no statute or provision of the by-laws, any contract or other arrangement provides for insurance of any of our controlling persons, directors or officers that would affect his or her liability in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by our directors, officers or controlling persons in the successful defense of any action, suit or proceedings, is asserted by such director, officer, or controlling person in connection with any securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

DESCRIPTION OF BUSINESS

Business Development

We were incorporated in Florida on May 6, 1996, as RCA Trading Co. and changed our name to Agronix, Inc. on June 18, 2001. From then until May 12, 2006, we operated our business through our wholly-owned subsidiary American Waste Recovery, Inc. (“AWR”), which was in the business of acquiring and developing technologies that convert organic wastes into agricultural products such as growth substrates, organic fertilizer, soil amendments and other value added agri-products, and developing a technology that is used to recover chemical commodities from organic waste for a wide variety of industries such as agriculture, food, oil and gas, paper, clothing and pharmaceuticals.

On May 12, 2006, we acquired as our wholly-owned subsidiary Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”) operating its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group Co., Ltd. (“Yingxia”), a People’s Republic of China company primarily engaged in the development, production and sale of health food products such as soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics (the “Reverse Merger”). Pursuant to the Agreement of Merger and Plan of Reorganization dated May 10, 2006, we issued to WNI shareholders 54,811,475 shares of common stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share was convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI. In connection with the Reverse Merger, we appointed Yingxia Jiao as our Chairman, Chief Executive Officer and Chief Financial Officer. After the closing, we had outstanding 100,000,000 shares of Common Stock and 1,473,649.074 shares of Class A Preferred Stock, of which each share was convertible into five hundred (500) shares of common stock. On July 7, 2006, we changed our name to China Yingxia International, Inc., and on July 21, 2006 we changed our stock symbol to CYXI, effectuated a 1:24.9 reverse split of our capital stock and converted to common stock all outstanding shares of Class A Preferred Stock. Since May 12, 2006, we operate our business through Yingxia.

On September 13, 2006, we sold to Brian Hauff, our former President and Director, the entire equity interest in AWR for $180,000.

Our Business

Overview and Business Model

     Through our wholly-owned subsidiary Yingxia, we engage in the development, production, and sale of health food products, including soybean meals and drinks, cactus based foods, rice products, and beauty cosmetics. Sales within China comprise approximately 99.5% of total revenue. Our sales in foreign nations represent pilot programs that as of yet has not become full scale operations. Yingxia's health food products have a historical and cultural background. One principal that runs through the over 6,000-year history of Chinese medicine is "food and medicine come from a common source." For thousands of years, Chinese people have been using selected foods to enhance health, cure diseases, and achieve longevity. Recent western medical technology also confirms that many Chinese medicines have various degrees of disease prevention and anti aging effects.

We have established a business model that includes research, planting, production, deep processing, storage, and sales, which allows us to control all aspects of the business, including the technology content of the product, supply of raw material, quality of production and management of customer relationships.

Our Principal Products and Services

Using raw materials from agricultural crop bases located in the Heilongjiang province, our products and services are divided into six (6) categories:

	Personal care products,

	Organic rice products

	Nestle™ products,

	Soybean-based foods and drinks,

	Longgu golden millet and enriched products, and

	Cactus-based powders and herbal supplements.

Personal Care Products

As the income of the Chinese middle-class increases with the development of the Chinese economy, the Company has begun to market these products to meet the growing demands of its franchisees. These products range from air and water purifier devices to bath and shower-head faucets.

Air Purifiers

Using electrostatic precipitator, the air purifiers are used to eliminate bacteria, mold, and spores in the air through with its electric field. Airbone particles are charged and then trapped on oppositely charged collectors. The effectiveness of the device is due to the electric field created. The product neutralizes germs with its electrostatic field and the by-product ozone which is found inside the units.

    Water Purifiers

The water purifiers mount directly onto household faucets. These multiple stage water filter provides water with reduced levels of microbiological impurities while still leaving the beneficial fluoride in the water itself. .

Organic Rice Products

    Growth in domestic demand for organic products has been driven by rising incomes urban areas. The China Green Food Development Center (“CGFDC”) is the agency that sets the organic food standards. The CGFDC was established in November 1992, under the jurisdiction of the Chinese Ministry of Agriculture. In China, the CDFDC awards two Standards: A and AA. The A standard does permit some use of synthetic agricultural chemicals, while AA is more strigent, but still allows the use of certain chemicals. The Company has been marketing both types of organic rice products including the rice itself and prepared foods and meals.

Nestle™ Products

 In 2006, the Company commenced selling Nestle™ products including chocolate, instant cereal meals, and coffee through its wholly owned and proprietarily owned franchise retail outlets. The Company has executed a sales agent agreement with Nestle. According to the agreement, Nestle sells Nestle products at wholesale to the Company. The Company then sells the products at retail prices to its customers. Therefore, all profits from retail sales of the product are earned by the Company.

Soybean Products

Nutritional value of soybean:

	High protein content;
	High content of unsaturated fatty acid;

	High contents of lecithin, therefore soybean is often recommended as the ideal food to prevent coronary heart disease, hypertension, arteriosclerosis, and other conditions;
	Zero cholesterol: it is the only food that has high protein and almost zero cholesterol;

	Rich in calcium;
	Rich in Vitamin B, especially Vitamin B2; and

	High contents of phosphor, natrium, kalium and other minerals.

Our soybean products include:

	Organic Soybean Milk,
	Instant Soybean Meal,

	Soybean Salad,
	Soybean Vegetable Meat, and

	Soybean Chocolate.

Millet Products

Millet contains multiple nutritional elements that are required by the human body. In addition millet contains high percentages of carbohydrate, protein, Vitamin B, and other minerals. It also contains protein amino acids, methionine and tryptophan.

Our millet products include:

	Refined Longgu Golden millet;
	Superfine Longgu Golden millet powder; and

	Functional MT millet-fruit-vegetable energy bars.

Cactus Products

Because of unique natural conditions, Mexico grows six hundred types of cactus, which are used by local peoples as fruit, medicine, vegetable, and even dye. It is now not only an indispensable vegetable crop for the Mexican people, it has also become a stable crop in North America, Latin America, and even in Africa and Europe.

In 1997, the Chinese Ministry of Agriculture sent a trading group to Mexico, and decided to import its cactus breed.

Cactus contains a large number of nutritional elements that are beneficial to the human body. It contains 18 types of amino acids, including malic acid, amber acid, and a variety of microelements that are needed by the human body. Cactus helps to prevent such diseases as obesity, hypertension, high blood fat, high blood sugar, and other coronary heart disease. It also helps to relieve stress and depression caused by the fast paced modern life style. Mexico, where cactus has been a staple food crop for over 200 years, has the lowest incidence rates of cancer diseases according to the WHO.

Cactus has strong adaptability, and has a long fruiting period. Thus, growing cactus can achieve low costs and high returns.

Our cactus products include:

	Super micro cactus dry powder;
	Cactus prescribed liquid;

	Cactus anti-inflammation tablets;
	Cactus nourishment tablets; and

	Cactus weight-loss products.

Market

With the drastic increase of personal income and living standards in China, consumers are becoming increasingly health conscious. It has also become a worldwide trend for people to choose natural, ecologically friendly and nutritional food products over other food products.

The Chinese health food industry started in the 1980’s, with over a thousand different types of health food and manufacturers, and total annual sales reaching $250 million. By 1990, there were about 2,000 types of products, over 2,000 manufacturers, and annual sales reaching $1.2 billion. In 1994, there were 4,000 types of products, and over 3,000 manufacturers.

Since 1998, the health food industry experienced unprecedented high growth. Sales of health food were $2.5 billion in 2001, $5 billion in 2003, and predicted to reach $12.5 billion by 2008.

             Expenditure on health products grew at an annual rate of 17%. According to the market research company “Quatech China”, the size of Chinese health food market exceeded $4.1 billion by the end of 2000, and is currently approaching $5 billion. By 2009, market size is expected to reach $12.4 billion.

Characteristics of Chinese Health Food Market

1.	Companies are small:

Currently there are over 3,000 health food companies in China with total annual production over $6.2 billion. 1.45% of these companies have capital over $12.5 million, 38% are mid-sized companies with capital between $6.2 and $12.5 million, 48.05% with capital between $12,500 and $6.2 million and the remaining 12.5% are workshop style companies with capital less than $12,500. These statistics show that the majority of Chinese health food manufacturers are small to mid sized companies. The Company has a comparative advantage in capital and scale compare to other health food companies.

2.	Research and Development (R&D) expenditures are low:

Traditionally there have not been many advances in technology in the Chinese fast food market. Currently R&D expenditure only account for 5.8% ($488,404) of the total sales revenues. In general, the companies lack the competitive advantage in technology present in the international market.

Yingxia has gathered strong technology resources in product R&D, and uses advanced processing technology in production. Yingxia has become a modern enterprise that develops high tech and high functional health food.

3.	Marketing focus from product sales to health consulting:

Health food sales have been transitioning from simple product sales to health consulting. Yingxia has developed a business model in which its sales force will act as consultants to customers.

Distribution Methods of the Products and Services

The Company sells its products through the use of franchise stores and regional distribution centers. Franchise stores are categorized as flagship stores and retail outlets. Flagship stores are defined as large standalone stores located in larger metropolitan cities. Retail outlets are defined as smaller stores within department stores or shopping malls. The regional distribution centers are primarily used to market products in addition to generating sales. Demonstrations are performed and one on one explanation of the products and the usage is available on a daily basis.

Our franchisees are simply individuals who sell our products. There is no franchisee fee or term of service associated with becoming a franchisee. These individuals do need to apply to become a franchisee. By reviewing their entrepreneurial history and track record, we grant these individuals the ability to sell our products. Therefore, we classify these individuals as franchisees as compared to simple distributors.

As of December 31, 2006, the Company sold products through a total of 18 franchises which serve as distribution centers for the independently owned franchises, 42 flagship stores, and 440 retail outlets. The 482 total flagship stores and retail outlets are independently owned by our franchisees.  The Company’s distribution centers are wholly-owned by the Company and are an integral part of the Company’s operations. The distribution center is used as the physical distribution drop-off point for the company’s products to the company’s franchisees. The distribution centers report directly to the Company for instructions and guidance related to the demonstration and displays of products. The Company acts as a wholesale retailer and sells directly to both the distribution centers and franchise stores. However, as the franchise stores are spread out throughout the country, the distribution centers are the main sources for servicing and maintaining inventory for the franchise stores. After these products are purchased, the independent retailers hold title to the products. Therefore, the Company recognizes sales when its franchisees pay cash to acquire products.

Competition

The Company estimates that the nutritional foods market will continue to grow to an estimated $12.5 billion by 2009 . The industry as a whole is fragmented and primarily consists of small to mid sized firms. With thousands of manufacturers and even more types of products, no single company controls a 10% market share for the country. Within provinces and cities, market shares are more concentrated, but still divided among numerous firms. The Company through networks and contacts developed over decades of doing business in the Harbin region, has gained wide acclaim and brand loyalty. The Company enjoys competitive advantages of operations size and manufacturing capacity. More 60% all firms in the industry are small workshop-type operations with total net assets of less than $5 million dollars.

While, only about 1.45% of the firms are comparable to the Company with net assets which exceed $15 million dollars. To compete in a fragmented market, the Company has engaged in various modes of promotion and marketing of its products. It has used mainstream media channels consisting of advertisements in newspapers, consumer and industry magazines, and television demonstration and information shows.

Sources and Availability of Raw Materials

Yingxia has fully taken advantage of the valuable agriculture environment of the Heilongjiang province, which produces 40% of the soybeans in China. The province has an annual soybean output of over 5 million tons. Heilongjiang has 36 million acres of “black soil” which enriched with nutrients and nitrogen compounds not found in other regions of China. The “black soil” allows for the higher quality harvest of millet and wheat. We plant and harvest the raw materials on our facilities. In addition, the Company also purchases raw materials from local farmers. Since the raw materials are bought from the farmers on an individual basis, there is no reliance on a single entity or group for the Company’s raw materials.

Dependence on One or a Few Customers

We do not depend on one or a few customers. Our customer base is a wide distribution of clients which include regional distribution centers, franchise stores, and sales agents. No single customer represents 5% or more of our revenues.

Our health food products have a large potential market in China, due to the large number of potential consumers.

The Company’s target consumer bases are:

1.
Patients of diabetic, high blood pressure, arteriosclerosis and other diseases: in China, there are 60 million patients suffering from diabetic and 120 million from high blood pressure. Due to the stressful lifestyle and environmental pollution, 75% of the Chinese population is in sub-healthy condition (a status between healthy and unhealthy), most of whom are white collar workers.

2.
Seniors: there are 300 million seniors in China, and likely to exceed 400 million by 2050. 66% of these seniors, which account for 20.8% of the Chinese population, have one or more types of diseases. Yingxia’s products are anti-aging, anti-tumor, and can diminish inflammation for these seniors needing nutritional health food options.

3.
Children and women: parents are keen on buying health food for their children to help increase their immune systems. The products are also appealing to women for their benefits during child bearing periods, as well as their cosmetic and dieting benefits.

Development Strategy

The Company will focus on the development of new types of nutritional heath food products. The Company also plans to purse product diversification by entering industries such as cosmetics, biomedicine, chemicals and agriculture, in order to diversify risks and increase returns on investment.

Sales and Marketing

We will engage in both direct and agent sales. Domestically, sales and marketing will focus on more developed, coastal cities where dispensable income is high; these areas are the Bohai region, the Yangtze River Delta region, and the Pearl River Delta region. We currently market our products through a network of approximately 500 wholly owned and franchised retail outlets. Approximately 440 stores are owned by franchisees.

Internationally, we will strive first to enter less restricted trading countries such as Southeast Asia, Russia, and the Middle East. We will then enter European Union, North America, Japan, and Korea after obtaining trading permissions.

We will strive to promote our products and brand image, through television and radio advertising, co-sponsoring health food conferences, and hosting a health seminar on television. We also plan to develop E-commerce as soon as possible to quickly respond to customer demand on the web.

Patents, trademarks, licenses, franchises, concessions, royalty agreements, or labor contracts.

We have the following patent and trademark registrations, and copyrights, for our products:

	Patent on the manufacturing method for general nutritional supplements:
Chinese patent no.: ZL 01113870.X.
Granted August 4, 2004; good for 20 years

	Patent for cactus based nutritional drinks:
Chinese patent no.: ZL 01113871.8
Granted 6/2/04; good for 20 years

	Patent on the manufacturing method for weight loss supplements:
Chinese patent no.: ZL01113869.6
Granted 11/3/04: good for 20 years

	Trademarks on China Yingxia including logos and use of name.

	Copyrights on product brand names.

Need for Government Approval of Principal Products or Services

Since the Company’s products are marketed as nutritional supplements sold as foods and not medicines, the government regulation is minimal towards the approval to market and sell the products. The Company sells some of its products including the Longgu millet and soybean based products under the “Green Food” label. This label is approved by the State Farming Department to represent products of low pesticide residue and integrated pest management systems. The “Green Food” label is a distinction recognizing the Company’s products. The label is not required to gain approval to manufacture or sell the products.

Effect of Existing or Probable Government Regulations on Business

The Company does not foresee any government regulation to interfere or affect the course of operations in the near and immediate future.

Research and Development

The Company has internal research and development capabilities. The Company developed the Cactus dry powder and deep process technology, Longgu golden rice and deep process technology, and MT corn, fruit and vegetable functional food processing technology. The Company owns all of the intellectual property rights.

The Company also partners with Australian KING International Co., Ltd, which owns a patent in a leading soybean deep processing technology. The Company maintains close cooperative relationship with research resource at such institutions as Northeastern Agricultural University, Harbin Medical University, Heilongjiang Traditional Chinese Medicine and Pharmacology University. The Company will continue to leverage its technology advantage in Chinese medicine R&D and its research resource at its Post Doctorial Station, increase technology investment, and develop functional health food products with the concept of “Food and medicine from common source”, and will protect its R&D results with registered patents.

The Company has spent $136,767 and $488,404 on R&D expenditures for the years ended December 31, 2007 and 2006, respectively.

Cost and Effects of Compliance with Environmental Laws

Through the course of its operating history, the Company has complied with all environmental regulations. These laws on a whole do not have a material effect on the Company’s operations.

Employees

As of December 4, 2008 , we had 268 employees, 8 of which are officers, and 24 of which are in scientific research.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The discussion in this section contains certain statements of a forward-looking nature relating to future events or our future performance. Words such as "anticipates," "believes," "expects," "intends," "future," "may" and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements. Such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, you should specifically consider various factors identified in this report, including the matters set forth under the caption "business risks," which could cause actual results to differ materially from those indicated by such forward-looking statements.

Overview of Operations

The company has achieved substantial growths in revenue and net income this quarter as compared with the same period last year. Our growth was driven by 1. The continued expansion of our network of franchisee owned retail stores all across the country, and 2. Successful execution of two acquisitions carried out during the first and second quarters.

We believe the fact that we are growing year over year both for the nine months and the three months periods show that our production and growth strategies are working.

Our general production strategy is to grow our revenue year over year at a healthy and steady rate, at the same time rationalizing our product portfolio.

Our growth strategies are to expand the chain of our franchisee-owned retail stores, and at the same time to acquire other companies to break geographical barriers into new markets and to gain access to better products and technologies.

We classify the chain of franchisee-owned retail stores into four levels: Order size over $30,000 makes the store provincial level store, $22,400 municipal level, $15,000 county level, and $5,910 trial stores. A trial store does not have physical store space and is usually an individual selling from his/her home. All stores must pay a one time fee to register with the company, and reorder in every three months to keep the status as a franchisee. The company provides incentives, such as rebates to large orders.

Provincial stores are mostly stand alone shops or a counter in major supermarkets. Most of the stores open during the third quarter in Harbin are provincial stores. The stores opened in other cities are mostly county level and trial stores.

Our focus is on the nutritional food segment, that is more value-added and have larger market potentials, based on the research and market surveys done by reputable organizations .

Our operations have a pattern of seasonality.  Usually the best quarter in terms of sales is the fourth quarter, when nutritional foods and dietary supplements sell well. The second quarter is the second best quarter, mostly because there are two months in the quarter that the cacti are harvested.  The third and fourth quarters have only month, whereas the first quarter has almost no cactus harvest. Cactus is the largest segment of our products in terms of sales. Therefore the first quarter is the slowest quarter.

Results of Operations

Revenue

For the nine months ended September 30, 2008 and 2007

The Company generated $15,985,310 in sales for the nine months ended September 30, 2008, an increase of $5,604,597 or 53.99% as compared to the revenue of $10,380,713 for the nine months ended September 30, 2007.

The major reasons for the growth are: We added on a total number of 419 stores to our network of franchisee owned retail stores during the period while at the same time same store order sizes went up. In 2007 the average order for a store was $1,925.19. In 2008 by the end of Q3, it was $3,831.33. All the stores are required to place at least one order in every three months.We are very close to reaching our target of adding 500 new stores this year.

We also acquired two companies, Guangzhou Chichi Network Companies and Shanghai Jinao Food Co. Ltd. during the first and second quarter.

A breakdown of sales by product categories and as a percentage of total sales, as well as their respective gross margins for first nine months of 2008 are listed below:

	Jan. to Sept 2008 Revenue	Percentage of Revenue	Gross Margins

Nutritional Foods	$3,445,742	21.56%	50.38%
Dietary Supplements	$2,639,100	16.51%	64.85%
Cosmetic Products	$233,064	1.46%	68.78%
Cactus Materials	$7,933,170	49.63%	57.60%
Personal Care and Other Products	$226,452	1.42%	69.72%
Chichi Network Companies	$738,881	4.62%	30.61%
Shanghai Jinao Food Co.	$768,901	4.81%	30.04%
Total	$15,985,310	100%	55.00% %

Besides the seasonality discussed above, the trends in the sales are: 1. Cactus products remain the largest segment of the revenue, at about 50% of the total. The nutritional foods come as the second, with a share of 25% - 30%. Because the newly acquired Shanghai Jinao Foods Co. produces soybean milk and yogurt, its revenue belongs to the nutritional food sales. The third major product category is the dietary supplements. Its share of the sales is between 10% to 20%.

Cost of Sales

The cost of sales was $7,192,816 for the nine months ended September 30, 2008, an increase of $3,189,027 or 79.65% as compared to the cost of sales of $4,003,789 for the nine months ended September 30, 2007.

These increases are larger than the percentage increases in revenues. This shows we face margin pressure due to increasing raw material costs, such as fertilizers and energy costs, and gasoline for our transportation vehicles. On the other hand we have long term contracts with local farmers who supply the company with agricultural raw materials at pre-negotiated prices. We also grow many of our raw materials by ourselves.

Total Operating Expenses

For the nine months ended September 30, 2008 and 2007

Total operating  expenses were $1,437,703 for the nine months ended September 30, 2008,  a decrease  of  $222,971 or 13.43% as  compared to total operating expenses of  $1,660,674 for the nine months  ended  September 30, 2007.  These decreases are the results of 1. The company has entered a slow phase of R & D activities and limited the related expenses. The company currently has enough new products to focus on their sales. 2. of the company’s streamlining its management expenses and professional services fees.

Net Income

Net income for the nine months ended September 30, 2008 increased by $2,303,402 or 48.81% to $7,022,550 from $4,719,148 for the nine months ended September 30, 2007. The increases in net income are the direct results of increase in revenue.

For the Fiscal Year Ended December 31, 2007 as Compared to the Fiscal Year Ended December 31, 2006

The following table sets forth the amounts and the percentage relationship to revenues of certain items in our consolidated statements of income for the years ended December 31, 2007 and 2006:

	2007	2006

Sales	$15,912,318	$8,401,711

Cost of Sales	6,771,252	3,835,017

Gross Profit	9,141,067	4,566,694

Operating Expenses
Research & Development Expense	136,767	488,404
Selling, general and administrative	2,920,694	1,739,221

Income before other Income and (Expenses)	6,083,605	2,339,069

Other Income and (Expenses)
Subsidy Income	32,877	-
Interest Income	3,216	431
Other Income	-	138
Other Expense	(484)	(176)
Other Income and Expenses Total Other Income and (Expenses)	35,608	393

Income Before Income Taxes (Benefits	6,119,214	2,339,46

Provision for Income Taxes (Benefits)	-	(3,000,795)

Net Income	$6,119,214	$5,340,257

Other Comprehensive Income
Foreign Currency Translation Adjustment	$1,956,330	568,889

Comprehensive Income	$8,075,544	$5,909,146

Basic and Diluted Income per common share
Basic	$0.16	$0.33
Diluted	$0.15	$0.33

Weighted average common share outstanding
Basic	37,995,417	17,157,810
Diluted	40,176,812	17,157,810

Revenues

Revenues for the year ended 2007 totaled $15,912,318, an increase of $7,510,607 or 89.4% over revenues for the year ended 2006 of $8,401,711.

A breakdown of sales by product categories and as a percentage of total sales is listed below:

	Percentage of 2006 Total Sales		Percentage of 2007 Total Sales
Nutritional Foods	$457,844	5.45%	$2,152,812	13.53%
Dietary Supplements	$1,721,026	20.49%	$3,431,914	21.56%
Cosmetic Products	$69,132	0.82%	$772,370	4.85%
Raw cactus plants	$5,816,960	69.23%	$6,095,632	38.31%
Personal care and other products	$336,749	4.01%	$3,459,590	21.75%

Total	$8,401,711		$15,912,318

Notable products are as follows:

	Revenue	Percentage of Nutritional Foods Sales
Nutritional Foods
Functional Organic Rice	$201,546	9.36
Soy Milk	$202,483	9.41%
Long Gu Millet	$135,327	6.29%
Dried noodles	$343,729	15.97%
Rice Crackers and biscuits	$158,051	7.34%
Dried herbal mushrooms	$147,738	6.86%
Organic eggs	$398,213	18.50%
Nestle products	$129,359	6.01%
Milk	$121,794	5.66%
Soybeans	$166,200	7.72%

Dietary Supplements	Revenue	Percentage of Dietary Supplements Sales
Cactus based supplement	$308,177	8.98%
Balsamic pear based supplements	$127,395	3.71%
Protein supplements	$152,894	4.46%
Shepherd's purse based supplements	$226,783	6.61%
Multi-vitamin supplements	$128,053	3.73%
Organic teas	$846,622	24.67%
Freeze dried cactus powder	$464,986	13.55%

Personal care and Other Products	Revenue	Percentage of Personal Care and Others Sales
Showerheads	$460,467	13.31%
Induction cooker	$746,791	21.59%
Blood circulation machine	$152,855	4.42%
Ozone purifiers	$178,632	5.16%
Pressure cookers	$611,111	17.66%
Smokeless woks	$525,586	15.1%
Kitchen exhaust vent hoods	$157,340	4.55%

While raw cactus plants which accounts for 38.31% of total revenue still remains the top selling product line, the Company has significantly diversified the concentration of its product mix to other product lines including dietary supplements, personal care and other products, and nutritional food products which account for 21.56%, 21.75% and 13.53% of total revenue respectively.

The 89.4% year-over-year increase in sales was driven by the introduction of new products and the increase in number of total active franchisees.

The nutritional food product line contributed approximately $2,152,812 to total revenues and represents 22.56% of total growth. The personal care and others product line contributed approximately $3,459,590 to total revenues and represents 41.58% of total growth. The dietary supplements product line contributed approximately $3,431,914 to total revenues and represents 22.78% of total growth.

Gross Profit

The Company achieved a gross profit of $9,141,067 in 2007 compared to $4,566,694 in 2006, representing a 100.17% increase year-over-year and a direct result of the 89.4% increase in sales and improved product mix margins. A breakdown of gross margins by product line year-over-year is as follows:

	Gross Margins
	2006	2007
Nutritional Foods	24.99%	44.46%
Dietary Supplements	48.00%	59.09%
Cosmetic Products	71.41%	76.37%
Raw cactus plants	58.45%	61.95%
Personal Care & Others Products	40.00%	70.91%

Overall	54.35%	57.45%

We expect to continue to introduce new products within our existing segments and expect gross margins to remain relatively stable going forward.

Operating Expenses

Our total operating expenses consists mostly of selling, general and administrative costs (SG&A) and a small portion on research and development (R&D). SG&A accounts for expenses associated with sales and  marketing of our products including advertising and travel, costs of maintaining our manufacturing facilities, salaries, and costs associated with being a public company including legal, audit, investor relations.

A breakdown of major operating expenses year on year is as follows:

Operating Expenses	2006	2007

Salary expense	$100,550	$186,167
Advertising expenses	$151,470	$228,441
Business travel & entertainment expenses	$99,101	$185,742
Manufacturing facilities upkeep expenses	$15,792	$62,638
Legal and Audit fees	$70,075	$121,569
Going Public expense	$850,000	$0
Investor relations expense	$0	$77,500
Directors’ and Officers’ insurance expense	$0	$20,200
Research & Development expenses	$488,404	$136,767
Stock issuance expense for consultants	$0	$212,744
Allowance for doubtful accounts related to related party loans	$0	$347,702

The Company incurred total operating expenses of $3,057,461in 2007, compared to $2,227,625 in 2006.

This represents an increase of $829,836 or 37.25%, year-over-year. This increase is primarily due to the higher SG&A expenses listed above.

SG&A expenses amounted to $2,920,694 or 18.4% of total sales in 2007 compared to $1,739,221or 20.7% of total sales in 2006. If we normalize for the one time $850,000 fee of going public, our SG&A expense for 2006 becomes $889,221 or 10.6% of total sales. The year-over-year increase is primarily due to higher costs related to marketing our brand and products as a result of increased sales.  Additionally, higher consulting, legal, directors’ and officers’ insurance and auditing expenses totaling approximately $432,013 contributed to the increase in SG&A expenses. Lastly, we recorded an allowance for doubtful accounts in the amount of $347,702.

Operating Profit

We achieved a 160.08% year-over-year growth in operating profit, which was $6,083,605 in 2007 compared to $2,339,069 in 2006.

The sizeable growth in operating profit is primarily attributable to our sales growth. Operating margin for 2007 was 38.23%, up from 27.89% in 2006. This reflects the improved operating efficiency and product diversification.

Net Income

Net Income for 2007 was $6,119,214 compared to $5,340,257 for 2006.

Net income for 2006 includes a one time income tax benefit we received as a result of achieving WOFE status. The tax benefit represented $3,000,795 or 56.19% of our total net income for 2006.

Excluding the income tax provision and normalizing for the going public expense, net income in 2006 was $3,189,462. Using this net income figure for 2006 and net income of $6,119,214 in 2007, we achieved a 91.86% year-over-year growth. This increase in net income was mainly due to sales to new franchisees and new products.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2008, the Company had cash and cash equivalents of $5,376,431, as compared to $736,683 at December 31, 2007. As of September 30, 2008, the Company had working capital of $21,163,045, as compared to $ 14,765,981 as of December 31, 2007.

Net cash provided by the operating activities totaled $1,488,985 for the nine months ended September 30, 2008, as compared to cash used by operating activities of $1,247,829 for the nine months ended September 30, 2007. The net cash provide in operations was largely affected by the increase in net income.

Net cash provided by investing activities totaled $1,836,908 for the nine months ended September 30, 2008 as compared to net cash used of $7,364,044 for the nine months ended September 30, 2007. During the nine month period ended September 30, 2008, we were able to collect short term loans of $2,194,774 and loans to related parties of $1,942,951. These collections are related to the short term loans we made to the farmers of our Hulan production base to finance the construction of well sinkers during the drought in 2007.

These collections offset purchase of property and equipment, investment advance to support India operations, Company’s working capital, deposits on buildings and land along with investment made toward the development of our business in southern China with Chichi Wang companies.

On January 23, 2008, the Company registered ‘China Xianhe India Private Limited” in New Deli, India.   RMB2,000,000 (approximately US$283,322) was made an advance as initial start up cost as of June 30, 2008.  The Company is expected to expand its dietary supplement products into Indian market in November of 2008. It has received the business license of direct sales from Indian authorities and is currently organizing logistics for shipping the products to India

Deposits on buildings and land of $1,564,042 were related to our sales office in Beijing along with land in Anhui and other construction fees.  The office in Harbin has completed with the title transferred under China Yingxia and has been reclassified into Property, Plant and Equipment, as of the end of September 30, 2008.

Net cash used or provided in financing activities were nil for the nine months ended September 30, 2008 as compared to $9,306,743 provided for the nine months ended September 30, 2007.

As of September 30, 2008, the Company has loans receivable from related parties in the amount of $94,600. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company’s products. These loans are interest free and unsecured and are due upon demand. As many stores are closing down and turned into online stores, the loans have not increased significantly compared with the second quarter of 2008, even when the number of new stores has increased.

The Company made separate deposits in the total amount of $1,564,042 on one office space in Beijing, a piece of land in Anhui Province it intends to purchase, and other construction fees. All purchases are evidenced by purchase agreements and the transactions were not finalized as of September 30, 2008. Once the Company completes the title transfers, the deposits will be reclassified to Property, Plant and Equipment account.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

DESCRIPTION OF PROPERTY

The Company’s wholly owned facilities include office space, store fronts, storage areas, manufacturing space, and workshops totaling 54,600 square meters located in Harbin, Heilongjiang province of North China. For manufacturing purposes, there is 16,300 square meters of space which include workshops dedicated to soybean process, millet process and cactus process, and other facilities. Our facilities have the capacity to manufacture 60,000 tons of soybean, 90,000 tons of millet, and 1,500 tons of cactus powder annually.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We issued loans totaling $793,968 to related parties, Yingxia Jiao our CEO ($352,591) and her father, Fulin Jiao ($441,377). These loans have been fully repaid as of December 31, 2006.

We also issued loans totaling $2,764,599 to affiliates, Harbin Technology Trading Co., Ltd.($192,027), Harbin Luse Xianhe Scientific Development Co, Ltd.($256,275), Yingxia Franchise Stores (individually owned) ($1,121,446), Heilongjiang Zhonglong Medicine Group ($480,516), Other affiliates totaled ($714,335).

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our shares of Common Stock are currently quoted on the OTCBB under the symbol “CYXI.” There is a limited trading market for our shares of Common Stock. The following table sets forth the range of high and low bid quotations for each quarter within the last two fiscal years and the subsequent interim period. These quotations as reported by the OTCBB reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

	Closing Bid
YEAR 2006	High Bid	Low Bid
1st Quarter Ended March 31*	$2.24	$0.89
2nd Quarter Ended June 30*	$2.36	$1.24
3rd Quarter Ended September 30*	$2.02	$1.51
4th Quarter Ended December 31	$2.00	$1.02
YEAR 2007	High Bid	Low Bid
1st Quarter Ended March 31	$2.15	$1.7
2nd Quarter Ended June 30	$2.99	$1.79
3rd Quarter Ended September 30	$3.38	$1.90
4th Quarter Ended December 31	$3.20	$1.31
YEAR 2008	High Bid	Low Bid
1st Quarter Ended March 31	$1.70	$0.65
2nd Quarter Ended June 30	$1.08	$0.60
3rd Quarter Ended September 30	$0.63	$ 0.40

* Adjusted for the 1:24.9 reverse split effected on July of 2006.

Holders

As of December 4, 2008 in accordance with our transfer agent records, we had 1,629 record holders of our Common Stock, holding 44,469,787 shares.

Dividends

    Holders of our common stock are entitled to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefore. Although we paid dividends on our common stock in 2005 when we were a private company. We do not anticipate declaring any further dividends in the future. We intend to retain any future earnings for use in the operation and expansion of our business. Consequently, we do not anticipate paying any cash dividends on our common stock to our stockholders for the foreseeable future.

Equity Compensation Plan Information

None.

EXECUTIVE COMPENSATION

Compensation of Executive Officers

The following summary compensation table sets forth in U.S. dollars all compensation awarded to, earned by, or paid to the named executive officers paid by us during the fiscal years ended December 31, 2007 and 2006 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

Yingxia Jiao,(1)	2007	15,000	0	0	0	0	0	0	15,000
Chief Executive Officer,	2006	12,000	0	0	0	0	0	0	12,000
Chief Financial Officer,
President

Brian Hauff,(2)	2007	0	0	0	0	0	0	0	0
Chief Executive Officer,	2006	0	0	0	0	0	0	0	0
Chief Financial Officer,
President

(1)
Ms. Jiao was appointed as our President, Chief Executive Officer and Chief Financial Officer on May 12, 2006 pursuant to the Reverse Merger. Prior to the Reverse Merger, she earned $10,000 as an officer of Yingxia.

(2)	Mr. Hauff resigned as President, Chief Executive Officer and Chief Financial Officer on May 12, 2006 pursuant to the Reverse Merger.

Outstanding Equity Awards at Fiscal Year-End Table. There were no individual grants of stock options to purchase our common stock made to the named executive officers in the Summary Compensation Table during the fiscal year ended December 31, 2007, and the subsequent period up to the date of the filing of this report.

Employment Agreements

None of our executive officers except Ren Hu, CFO , have employment agreements.

On June 11, 2008, we entered into an employment agreement with Ren Hu to serve as our Chief Financial Officer. The agreement is for a one-year term commencing June 11, 2008 and ending on June 10, 2009 (the "Initial Term"). Subject to other provisions of the Agreement, the Initial Term is automatically extended for additional terms of successive one-year periods (the "Additional Term") unless we or Mr. Hu gives written notice to the other of the termination of Mr. Hu's employment hereunder at least 90 days prior to the expiration of the Initial Term or Additional Term. We agreed to pay Mr. Hu an annual stock compensation (the “Stock Compensation”) of 60,000 shares in the form of restricted shares of the Company’s common stock to be January 11, 2009.  We agreed to pay to Mr. Hu a base salary at a monthly rate of not less than $4,500, subject to annual review by the Board (or a committee thereof).   Mr. Hu is eligible to earn an annual bonus (the "Annual Bonus") in such amount, if any, as determined in the sole discretion of the Board of up to 100% of Mr. Hu's Base Salary. In addition, Mr. Hu shall be eligible to participate in the Company's bonus and other incentive compensation plans and programs (if any) for the Company's senior executives at a level commensurate with his position.  Mr. Hu is also eligible to participate in any employee benefit plan as provided in the Agreement.  Mr. Hu's employment may be terminated due to death, Disability Cause. without Cause, or Good Reason, all as described in the Agreement.  He is subject to confidentiality, non-compete and non-solicitation provisions as set forth in the Agreement.

Compensation of Directors

For the fiscal year ended December 31, 2007, we did not compensate our directors for their services .

Subsequently, on February 8, 2007 we entered into independent director agreements with Dr. Wang and Mr. Montiel which set forth their duties as an independent director and the terms of compensation. Pursuant to the terms of the agreement, the Company agreed to pay to Dr. Wang and Mr. Montiel a fee of $1,500 and $3,000, respectively, for each formal Board and Committee meeting in which the director participates, either in person or by teleconference and an aggregate value of $20,000 per annum in the form of restricted shares of the Company’s common stock, calculated based on the average closing price per share for the five (5) trading days preceding and including January 1 of such year.

On May 22, 2007, we accepted the resignation of Gerald Montiel from his position with us as an independent member of the Board of Directors and canceled the independent director’s agreement with Mr. Montiel. His resignation was not a result of any disagreement with us.

On May 29, 2007, the Board of Directors appointed Lixue Deng as a member of the Board of Directors to fill Mr. Montiel’s vacancy. Mr. Deng is the son of Yingxia Jiao, our Chairwoman, Chief Executive Officer. Before his resignation, his annual salary was $36,000.

On August 1, 2008, Alice Lee Rogers was elected a Independent Director. We will pay her as follows:

•
Retainer.    An annual retainer (of $20,000 in the form of restricted shares of the Company’s common stock, calculated on the average closing price per share for the five (5) trading days preceding and including January 1 of such year. The Board reserves the right to increase the Retainer from time to time, but may not reduce the Retainer below the amounts stated above. If Director’s service on the Board or any Committee does not begin or end at the beginning of a calendar year, the Retainer for that year will be prorated on a per diem basis as appropriate to reflect the portion of the year during which services were rendered.

•	Meeting Fees. A fee of $4,000 for each formal Board and Committee meeting in which Director participates, either in person or by teleconference

We will pay the Retainer in two installments following the close of the second and fourth quarters of each year. We will pay the Meeting Fees earned during the first and second quarters of each year at the end of the second quarter, and Meeting Fees earned during the third and fourth quarters of each year at the end of the fourth quarter. We have filed the executed Independent Director Agreement with Ms. Rogers as an exhibit to our Form 8K filed on August 5, 2008.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

As reported in our Form 8-K filed May 19, 2006, effective as of May 19, 2006, we dismissed Dale Matheson Carr-Hilton LaBonte (“DMCL”) as our independent registered public accounting firm, and engaged Bagell, Josephs, Levine & Company, LLC (“BJL”) as our new independent registered public accounting firm. The change in independent registered public accounting firm was not the result of any disagreement with DMCL.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007

	Septermber 30,	December 31,
ASSETS	2008	2007
	(Unaudited)
Current assets:
Cash and cash equivalents	$5,376,431	$736,683
Account receivables, net of allowance for doubtful accounts	3,823,656	20,081
Inventory	8,377,587	5,527,135
Tax Receivable	24,112	32,317
Short-term loan receivable	-	2,194,774
Prepaid	368	-
Other receivables	2,872,842	3,150,777
Advances to suppliers	1,910,519	1,434,059
Loan Receivable from related parties	94,600	2,037,551
Total Current Assets	22,480,115	15,133,377

Property and equipment, net of accumulated depreciation	22,525,928	15,515,896

Other Assets
Goodwill	419,722	-
Deposits on buildings and land	1,564,042	1,718,077
Investment Advance	338,739	4,112,631
Intangible assets, net	744,125	666,785
Total other assets	3,066,628	6,497,493

Total Assets	$48,072,671	$37,146,766

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$837,242	$2,911
Unearned revenue	39,591	6,509
Tax Payable	274,660	-
Accrued expenses and other payables	165,577	357,976
Total Current Liabilities	1,317,070	367,396

Total Liabilities	1,317,070	367,396

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authroized; - 0 - shares
outstanding at September 30,2008 and December 31, 2007	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,469,787 and 44,439,787 shares outstanding at September 30,2008
and December 31, 2007, respectively	44,480	44,440
Additional paid in capital	16,841,627	16,799,667
Accumulated other comprehensive income	5,796,719	2,885,038
Statutory reserves	901,463	901,463
Retained earnings	23,171,312	16,148,762
Total Stockholders' Equity	46,755,601	36,779,370

Total Liabilities and Stockholders' Equity	$48,072,671	$37,146,766

See accompanying notes to the condensed consolidated financial statements

F-1

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007

	Nine Months Ended September 30,		Three Months Ended September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

	$15,985,310	$10,380,713	$7,457,814	$3,513,674

Cost of Sales	7,192,816	4,003,789	3,519,908	904,604

Gross Profit	8,792,494	6,376,924	3,937,907	2,609,070

Operating Expenses
Research & Development Expense	30,699	279,286	17,528	144,547
Selling, general and administrative	1,407,004	1,381,388	507,335	753,152

Income before other Income and (Expenses)	7,354,791	4,716,250	3,413,044	1,711,371

Other Income and (Expenses)
Interest Income (expense)	(36,746)	-	(35,421)	-
Other Income	50,256	2,898	-	2,580
Other Expense	(2,026)	-	(1,711)	-
Other Income and Expenses Total Other Income and (Expenses)	11,484	2,898	(37,132)	2,580

Income Before Income Taxes (Benefits)	7,366,275	4,719,148	3,375,912	1,713,951

Provision for Income Taxes (Benefits)	343,725	-	153,481	-

Net Income	$7,022,550	$4,719,148	$3,222,431	$1,713,951

Other Comprehensive Income
Foreign Currency Translation Adjustment	2,911,681	1,005,178	487,241	478,188

Comprehensive Income	$9,934,231	$5,724,326	$3,709,671	$2,192,139

Basic and Diluted Income per common share
Basic	$0.16	$0.13	$0.07	$0.04
Diluted	$0.14	$0.13	$0.06	$0.04

Weighted average common share outstanding
Basic	44,463,546	35,866,849	44,469,787	40,309,204
Diluted	49,728,231	36,995,845	49,736,552	43,659,377

See accompanying notes to the condensed consolidated financial statements

F-2

CHINA YINGXIA INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 and 2007

	Nine Months Ended June 30,
	2008	2007
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities:
Net income	$7,022,550	$4,719,148
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	868,227	522,675
Amortization of stock-based compensation	42,000	-

Changes in operating assets and liabilities:
Accounts receivable	(3,803,576)	(439,134)
Inventory	(2,850,453)	(870,399)
Tax Receivable	8,205	-
Prepaid expenses	(368)	95,479
Other receivable	(270,815)	(3,000,319)
Advances to suppliers	(476,461)	(3,809,214)
Accounts payable	834,332	1,273,018
Unearned revenue	33,082	3,337
Taxes payable	274,660	29,427
Accrued expenses and other payables	(192,399)	228,153

Cash provided by (used in) operating activities	1,488,985	(1,247,829)

Cash Flows From Investing Activities:
Purchase of property and equipment	(983,330)	(1,170,900)
Purchase of intangible assets	-	(106,523)
Additions to construction in process	(310,306)	(761,145)
Investment advance to India branch	(329,316)	-
Acquisition of subsidiaries	(176,733)	-
Collection of short term loan	2,194,774	-
Deposits on buildings and land	(501,133)	-
Advances to affiliates	-	(6,657,858)
Collections on loans/Advance to related parties	1,942,951	1,332,381

Cash provided by (used in) investing activities	1,836,908	(7,364,044)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stock	-	9,306,743

Cash provided by financing activities	-	9,306,743

Effect of exchange rate changes on cash and cash equivalents	1,313,855	729,164

Increase in cash and cash equivalents	4,639,748	1,424,034

Cash and Cash Equivalents - Beginning of period	736,683	77,867

Cash and Cash Equivalents - End of period	$5,376,431	$1,501,901

Supplemental disclosures of cash flow information:

1 Interest paid	$169,003	$-
2 Income Taxes paid	$279,477	$-

Supplemental disclosure of non-cash transactions
3 Transfer Investment Advance to Property & Equipment	$4,295,425	$-

See accompanying notes to the condensed consolidated financial statements

F-3

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

1.  ORGANIZATION AND DESCRIPTION OF BUSINESS

China Yingxia International, Inc. (the “Company” or “China Yingxia”) was incorporated in the State of Florida on May 6, 1996 and formerly known as Agronix, Inc. (“Agronix”).

On May 12, 2006, the Company entered into a share exchange agreement with Warner Nutraceutical International, Inc. (‘WNI”), which is the parent company to Harbin Yingxia Industrial Group Co, Ltd. ("Harbin Yingxia"). Pursuant to the share exchange agreement, the Company issued to WNI shareholders 54,811,475 shares of Common Stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share is convertible into five hundred (500) shares of the Company’s Common Stock. As a result of the transactions, there was a change in control of the Company as the shareholders of WNI became the majority shareholders of the Company.

For accounting purpose, the transaction was accounted for as a reverse acquisition under the purchase method. Accordingly, WNI and its subsidiary are treated as the continuing entity for accounting purposes. Following the merger, Agronix filed a Certificate of Amendment and changed its name to China Yingxia International, Inc.

On July 21, 2006, the Company’s board of directors approved a reverse stock split on both common stock and preferred stock.  Each 24.9 shares of the Company's Common Stock and Class A Preferred Stock were converted into one (1) share of Common Stock and one (1) share of Class A Preferred Stock, respectively. Simultaneously, all of the preferred shares were converted into common shares at ration of 1 to 500 and the preferred shares were cancelled.

The Company operates its business through its wholly-owned subsidiary Harbin Yingxia Industrial Group, Ltd. (" Harbin Yingxia"), a joint stock corporation organized and existing under the laws of the People's Republic of China (“PRC”) in 1998. Harbin Yingxia is engaged in the development, manufacture and distribution of nutritional food products and dietary supplements.

On February 28, 2008, the Company signed a letter of Intent with Guangzhou Chichi Network Technology Development Co., Ltd. (“Guangzhou Technology”), and Guangzhou Chichi Network Supermarket Chain Co., Ltd. (“Guangzhou Supermarket Chain”), together known as the Chichi Wang companies.  Subsequent to this agreement, the Company spent RMB 1,200,000 (approximately US$171,000) to finalize the acquisition on April 25, 2008. The Company intends to expand its distribution channel, customer base and sales revenue by utilizing Chi Chi Wang’s online network in Southern China.

On January 17, 2008, the Company has signed an agreement with Jinao Foods Shanghai Ltd. and Jingao Fushang Trading Shanghai Ltd. to purchase six production lines, together with the product brand name of “Kingland”, production technology, enterprise patent, and existing market resources from Shanghai Jinao Food Co., Ltd. (Shanghai Jinao), a Sino-Australian joint-venture that produces soybean based milk and yogurt, as well as the 25% share of the technology holding in the soy yogurt production line in Harbin Yingxia held by an individual named Chengli Xu. The total purchase price is RMB 30,000,000 yuan. The Company paid the purchase price in three equal installments by January 31, 2008.

The Company further paid RMB 8,000,000 during the second quarter of 2008 as working capital to be spent in advertizing, purchase of raw materials and existing inventories, as well as the salaries for workers and staff members of Shanghai Jinao.

At the end of June 2008, the company received the business license of Shanghai Jinao Foods Co. Ltd. under the name of Ms Yingxia Jiao as the corporation representative. Therefore the accounts of Shanghai Jinao have been consolidated with Harbin Yingxia from the third quarter of 2008.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  They may not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 2008 and 2007 are not necessarily indicative of the results that may be expected for the full years. The information included in this Form 10-Q should be read in conjunction with Management’s Discussion and Analysis and the financial statements and notes to thereto included in the Company’s 2007 Form 10-KSB.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements of China Yingxia International, Inc. include the accounts of the Company and its wholly owned subsidiaries, WNI and Harbin Yingxia.  All significant inter-company balances and transactions are eliminated in consolidation.

F-4

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Basis of presentation

The Company’s condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiary, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile.  The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiary to present them in conformity with US GAAP.

Use of estimates

In preparing the financial statements in conformity with US GAAP, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Accounts receivables

Accounts receivables are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with and the economic status of the customers.  The allowance for doubtful accounts was $124,884 as of September 30, 2008.  Although accounts receivable stays high as of the end of the third quarter, it is proportionally lower than that of the second quarter because the sales are higher.  The Company maintains a large balance of accounts receivable from sales of seedlings due to the nature of its business, and the collections on these accounts receivable has been generally good. Except for the above reserved allowance, the Company has not encountered any uncollected accounts receivable.

Inventories

Inventories are composed of raw materials and packing materials for manufacturing, work in process, and finished goods. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as below:

Category	Estimated Useful Lives
Machinery & Equipment	4-5 years
Automobiles	7 years
Buildings	15-40 years

Advance to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services received. The Company makes advances to certain vendors’ inventory purchases, construction projects and equipment purchases. The advance to suppliers totaled $1,910,519 as of September 30, 2008.

F-5

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the business acquired. Goodwill is not subject to amortization, but is generally subject to an annual assessment for impairment, applying a fair-value based test. Goodwill is also tested in between annual test dates if events or circumstances indicate that the carrying amount of goodwill exceeds its implied fair value.

Income taxes

The Company accounts for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company does not have any long-term deferred tax assets or liabilities in China that will exist once the tax holiday (See Note 11) expires. The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

Revenue recognition

The Company's revenue recognition policies are in compliance with Staff Accounting Bulletin (“SAB”) 104. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured.

Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products.  Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

Stock-based compensation

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award. And it is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

F-6

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables.  The Company does not require collateral or other security to support these receivables.  The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable approximate fair value due to the short-term nature of these items.  The carrying amounts of bank borrowings approximate the fair value based on the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

Foreign currency translation

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in accumulated other comprehensive income.  There is no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expenses as incurred. The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are 5,362,565 warrants outstanding for dilution purposes as of September 30, 2008

F-7

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

New accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by   measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial   statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company has adopted FSP EITF 07-3 and expensed the research and development as it incurred.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations , was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method ) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company has adopted SFAS No. 141R.

In March 2008, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133, which requires additional disclosures about the objectives of the derivative instruments and hedging activities, the method of accounting for such instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of such instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective beginning January 1, 2009. We are currently assessing the potential impact that adoption of SFAS No. 161 may have on our financial statements.

In June 2008, the FASB issued FASB Staff Position on Emerging Issues Task Force Issue 03-6, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities” (“FSP EITF 03-6-1”). FSP EITF 03-6-1 states that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) are participating securities and shall be included in the computation of earnings per share (“EPS”) pursuant to the two-class method. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period EPS data presented shall be adjusted retrospectively (including interim financial statements, summaries of earnings, and selected financial data) to conform with the provisions of FSP EITF 03-6-1. Early application is not permitted.  Management is currently evaluating the impact FSP EITF 03-6-1 will have on the Company’s EPS calculations.

F-8

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

3.   INVENTORY

	September 30, 2008	December 31, 2007
Packing Materials	$144,864	$102,707
Raw Materials	5,281,653	2,660,601
Work in process	$321,205	210,864
Finished Goods	2,629,865	2,552,963
Total	$8,377,587	$5,527,135

No allowance for inventory was made for the nine months ended September 30, 2008 and December 31, 2007.

4.   PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following at September 30, 2008 and December 31, 2007:

	September 30, 2008	December 31, 2007
Machinery & Equipment	$7,936,730	$2,906,024
Automobiles	435,161	405,054
Buildings	16,118,814	13,358,530
Sub total For China Yingxia	24,490,705	16,669,608
Less: Accumulated Depreciation	(4,493,135)	(3,371,764)
Construction in progress	2,528,358	2,218,052
Total property, plant & Equipment, net	$22,525,928	$15,515,896

Depreciation expense for the nine months ended September 30, 2008 and 2007 was $846,523 and $516,480, respectively.

5.   INTANGIBLE ASSETS

Intangible assets include land use right and patent right.

Land use right – all land in the People’s Republic of China is government owned and cannot be sold to any individual or company. Instead, the government grants the user a “Land use right” (the Right) to use the land. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over 50 years.

Patent – capitalized patent costs represent the acquisition costs paid for exclusive use of the patented organic rice seeds.  Capitalized patent costs are amortized on a straight method over the related patent term of 15 years.

Net intangible assets at September 30, 2008 and December 31, 2007 were as follows:

	September 30, 2008	December 31, 2007
Land use right	$455,808	$424,271
Patent	294,555	274,175
Chichi brand name	50,101
Less: Accumulated amortization	(56,339)	(31,661)

Intangible assets, net	$744,125	$666,785

Amortization expense for the nine months ended September 30, 2008 and 2007 amounted to $21,704 and $6,196, respectively.

6.  OTHER RECEIVABLES

Other receivables typically represent cash advances to employees and sales representatives for normal business purposes. As of September 30, 2008 the Company has other receivables in the amount of $2,447,531. The biggest component of other receivables is $1,413,865 for short term loans to the new soy yogurt shops in Harbin area for their initial capital needs. They are expected to be collect by the end of the year.

7.  ADVANCE TO SUPPLIES

The advances to suppliers at the end of the quarter were $1,910,519. These are prepayments to the suppliers who will sell to the company raw materials and other products at late stages by contracts. This quarter the amount mainly consists of advance payments to farmers who will supply the company grain products by the end of the year.

8. RELATED PARTY LOANS

As of September 30, 2008, the Company has loans receivable from related parties in the amount of $94,600. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company’s products. These loans are interest free and unsecured and are due upon demand.

F-9

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

9.  DEPOSITS ON BUILDINGS AND LAND

The Company made separate deposits in the total amount of $1,564,042 on one office space in Beijing, a piece of land in Anhui Province it intends to purchase, and other construction fees. All purchases are evidenced by purchase agreements and the transactions were not finalized as of September 30, 2008. Once the Company completes the title transfers, the deposits will be reclassified to Property, Plant and Equipment account.

10. INVESTMENT ADVANCE

On January 23, 2008, the Company registered ‘China Xianhe India Private Limited” in New Deli, India. RMB 2,000,000 was made an advance as initial start up cost. .. The Company intends to expand its dietary supplement products into Indian market in the next several months.

As of September 30, 2008, this Indian subsidiary has not generated sales yet. It has received the license of direct sales from the Indian authorities and is currently marketing Yingxia products and dealing with the logistics of shipping the products to India.

11. GOODWILL

Goodwill represents the excess of the purchase price over the fair value of the net tangible and identifiable intangible assets of the 100% interest in Guangzhou Chichi Network Companies and Shanghai Jinao acquired.  The following represents the total goodwill of these two acquisitions as of September 30, 2008

Goodwill - Guangzhou Chichi Network Companies, Ltd	$58,032
Goodwill - Shanghai Jinao Food Co. Ltd	$361,690

Goodwill	$419,722

12.  INCOME TAXES

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are subject to tax at a statutory rate of 25% and were, until January 2008, subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on its taxable income.

In 2006, the Company obtained its foreign-owned entity (“WOFE”) status upon completion of the reverse acquisition. According to the Provisional Regulations of the People’s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company was granted the status of WOFE and therefore is exempt from income tax from January 1, 2004 through December 31, 2007. The Company has also been approved to have its tax rate reduced by 50% from January 1, 2008 to December 31, 2010.

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008. Under the new CIT law, the corporate income tax rate applicable to all Companies, including both domestic companies and foreign-invested companies, is 25%, replacing the prior applicable tax rate of 33%. However, companies previously approved for any income holiday will not be subject to the new enacted tax rate until the holiday runs out.

To continue with its WOFE tax holiday of tax rate reduction by 50% for three years, Harbin Yingxia is subject to 12.5% of income tax rate from January 1, 2008 to December 31, 2010.  Shanghai Jiao enjoys a two-year tax exemption through December 31, 2009, and enjoys an additional 50% income tax reduction from January 1, 2010 to December 31, 2012.. Guangzhou Chichi Network Companies pays normal corporate income tax of 25%. For the nine months ended September 30, 2008, the Company has income tax provision of $343,725

One of our product categories, cactus raw materials, is also exempted from corporate income tax and value-added tax.

13. STATUTORY RESERVES

Pursuant to the laws of People’s Republic of China, the Company is required to maintain certain statutory reserves by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserves include surplus reserve fund, common welfare fund and the enterprise fund. These statutory reserves represent restricted retained earnings.

F-10

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

13. STATUTORY RESERVES (CONTINUED)

Surplus reserve fund

The Company is generally required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. However, the laws exclude the companies owned by foreign entities. The Company’s operating subsidiary, Harbin Yingxia, became a foreign owned entity in 2007 upon acquisition by the Company. Therefore, it is exempted from making any more mandatory reserves. It is at the management’s discretion whether to make any additional reserves.  For the nine months end September 30, 2008, the Company elected not to make any additional funds to this reserve.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. Making any additional common welfare reserve becomes voluntary for the Company because of its foreign entity status. For the nine months ended September 30, 2008, the Company elected not to make any additional funds to this reserve.

This fund can only be utilized on capital items for the collective benefit of the Company’ s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the Company did not make any contribution to this fund during the nine months ended September 30, 2008

The following represents the accumulated balances of the appropriations as of September 30, 2008:

Surplus Reserve	$600,975
Common Welfare Reserve	300,488
Total	$901,463

14. SEGMENT REPORTING

The company operates in one operating segment in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Although the Company develops, manufactures and commercializes various products such as nutritional food products, dietary supplements, cosmetic products, raw cactus plants and personal care products etc., the Company’s chief operating decision maker reviews and evaluates one set of combined financial information deciding how to allocate resources and in assessing performance.

For the nine months ended September 30, 2008 and 2007, the Company’s sales revenue from various products are as follows:

	September 30, 2008	September 30, 2007
Nutritional Food Products	$3,445,742	$1,624,606
Dietary Supplements	2,639,100	1,455,460
Cosmetic Products	233,064	475,997
Cactus products	7,933,170	4,596,230
Personal Care Products & others	226,452	2,230,397
Chichi Network Companies	738,881	--
Shanghai Jinao Food Co.	768,901

Total	$15,985,310	$10,382,692

All of the Company’s revenue was generated in China. The Company’s sales in foreign nations represent pilot programs that as of yet have not become full-scale operations.

F-11

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

15. STOCKHOLDERS’ EQUITY

A. Issuance of Common Stock

July 2007 Private Placement

On July 16, 2007, the Company entered into a stock subscription and warrant agreement, (“Subscription Agreement”), with three (3) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 1,000,000 units, each unit consisting of (a) two shares of common stock and (b) one common stock purchase warrant, at a purchase price of $2.00 per unit. The Company received net proceeds of $1,980,000 in connection with this private placement.

With the warrants attached to the units sold in the private placement, the investors are entitled to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.50 per share. All these warrants are exercisable for five years from the effective date of registration statement.

Upon completion of the placement, the Company incurred approximately $20,000 in legal and other expenses.

August 2007 Private Placement

On August 9, 2007, the Company completed another private placement of its securities to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company entered into a stock subscription agreement and warrant agreement (“Subscription Agreement”), with twenty (20) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 34.90052 units, each unit consisting of (a) 250,000 shares of common stock and (b) a 5-year stock purchase warrant to purchase 125,000 shares of common stock exercisable at $2.00 per share. The units were sold for a price of $250,000 per unit, yielding gross proceeds of $8,725,130 from the sale of the units. The Company paid fees and commissions in the aggregate amount of $1,398,387 in connection with this offering.

B. Warrants

Upon the execution of the both Subscription Agreements, the Company issued to the investors (i) 1,000,000 warrants under July 2007 Private Placement and (ii)4,362,565 warrants under August 2007 Private Placement. All warrants do not contain a cashless exercise provision. Accordingly, in accordance with EITF 00-19, the warrants are classified as equity.

The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 63%, risk free interest rate 5.050% for July 2007 Placement and 4.790% for August 2007 Placement, and expected term of 5 years.

Following is a summary of the status of warrants outstanding as of September 30, 2008:

	Outstanding Warrants

Exercise Price	Number	Average Remaining Life (In years)
$1.50	1,000,000	3.75

$2.00	4,362,565	3.83
	5,362,565

F-12

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2008 AND 2007
(UNAUDITED)

14. STOCKHOLDERS’ EQUITY (CONTINUED)

C. Stock issued for consulting services

In 2007, 105,800 shares of common stock were issued as full compensation to several consultants for certain consulting services provided to the Company.  An amount of $212,744, which represents the aggregate fair value of the shares issued in excess of par value, was included in additional paid-in capital. The full amount was expensed and included in the Statements of Income as a part of general and administrative expenses.

On February 26, 2008, 40,000 shares of common stock were issued as full compensation to certain consultants for consulting services provided to the Company. An amount of $41,960, which represents the aggregate fair value of the shares issued in excess of par value, was included in additional paid-in capital. The full amount was amortized and included in the Statements of Income as a part of general and administrative expenses.

As a result of these offerings, the Company issued a total of 10,840,930 shares of its common stock. As of September 30, 2008, there are 44,469,787 shares of common stock outstanding and no preferred stock.

15. COMMITMENTS AND CONTINGENCIES

The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company’s sales, purchases and expenses transactions are denominated in RMB and all of the Company’s assets and liabilities are also denominated in RMB. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency outside of the PRC. We receive substantially all of our revenues in Renminbi. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.

F-13

CHINA YINGXIA INTERNATIONAL, INC.
(PARENT-ONLY)

FINANCIAL STATEMENTS

DECEMBER 31, 2007

CHINA YINGXIA INTERNATIONAL, INC.
(PARENT-ONLY)

INDEX TO CONDENSED FINANCIAL STATEMENTS

Condensed Balance Sheet at December 31, 2007	F-1

Condensed Statements of Operations for the years ended December 31, 2007 and 2006	F-2

Condensed Statements of Cash Flows for the years ended December 31, 2007 and 2006	F-3

CHINA YINGIXA INTERNATIONAL INC.
(PARENT-ONLY)
CONDENSED BALANCE SHEET
December 31,

ASSETS	2007	2006
Current assets:
Cash and Cash Equivalents	$19,331	$-
Total Current Assets	19,331	-

Other assets:
Investment in Subsidiary	18,948,794	3,363,185
Total Other Assets	18,948,794	3,363,185

Total Assets	$18,968,125	$3,363,185

LIABILITIES AND STOCKHOLDERS' EQUITY

Total Liabilities	$-	$-

Stockholders' Equity:
Preferred stock, $0.001 par value, 10,000,000 shares authorized; - 0 -
shares outstanding at December 31, 2006	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,439,787 shares issued and outstanding as of December 31, 2007	44,440	33,609
Additional paid-in-capital	9,474,895	-
Retained earnings-unappropriated	9,448,790	3,329,576
Total Stockholders' Equity	18,968,125	3,363,185

Total Liabilities and Stockholders' Equity	$18,968,125	$3,363,185

F-1

CHINA YINGIXA INTERNATIONAL INC.
(PARENT-ONLY)
CONDENSED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006

Revenues	$-	$-

Cost of Goods Sold	-	-

Gross Profit	-	-

Operating Expenses
Selling, general and administrative	323,519

Income before other Income and (Expenses)	(323,519)	-

Other Income and (Expenses)
Investment income from subsidiaries	6,442,733	3,329,576
Interest Income	-

Income (loss) Before Income Taxes (Benefits)	6,119,214	3,329,576

Provision for Income Taxes (Benefits)	-	-

Net Income (loss)	$6,119,214	$3,329,576

Basic and diluted income per common share
Basic	$0.16	$0.19
Diluted	$0.15	$0.19

Weighted average number of common shares
Basic	37,995,417	17,157,810
Diluted	40,176,812	17,157,810

F-2

CHINA YINGXIA INTERNATIONAL INC.
(PARENT-ONLY)
CONDENSED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006

Cash Flows From Operating Activities:
Net income (loss)	$6,119,214	$3,329,576
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Investment income from Subsidiaries	(6,442,733)	(3,329,576)
Depreciation and amortization	-
Consulting fees paid thorugh the issuance of common stocks	212,850	-

Changes in operating assets and liabilities:
Receivables	-	-
Prepaid expenses	-	-
Accounts payable and accrued liabilities	-	-

Cash provided by (used in) operating activities	(110,669)	-

Cash Flows From Investing Activities:
Purchase of property and equipment	-	-

Cash (used in) investing activities	-	-

Cash Flows From Financing Activities
Net proceeds from issuance of common stock	9,272,876	-
Payment to shareholders upon reverse merger	-	-
Payment on investment in subsidiary	(9,142,876)	-

Cash provided by (used in) financing activities	130,000	-

Increase (Decrease) in cash and cash equivalents	19,331	-

Cash and Cash Equivalents - Beginning of year	-	-

Cash and Cash Equivalents - Ending of year	$19,331	$-

Supplemental disclosures of cash flow information
During the year, cash was paid for the following:
Interest	-	-
Taxes	$-	$-

Non-cash investing and financing activities:

Share issued for consulting services	$212,850	$-

F-3

CHINA YINGXIA INTERNATIONAL, INC.

CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2007

CHINA YINGXIA INTERNATIONAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
China Yingxia International, Inc.
Harbin, PRC

We have audited the accompanying consolidated balance sheet of China Yingxia International, Inc., as of December 31, 2007 and the related statements of income, changes in stockholders’ equity, and cash flows for each of the two years ended December 31, 2007 and 2006.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards established by the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Yingxia International, Inc., as of December 31, 2007 and the results of its operations, changes in stockholders’ equity, and cash flows for each of the two years then ended December 31, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.

Bagell Josephs, Levine & Company, LLC

Bagell Josephs, Levine & Company, LLC
Marlton, New Jersey

March 17, 2008

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2007

ASSETS

Current assets:
Cash and cash equivalents	$736,683
Account receivables, net of allowance for doubtful accounts	20,081
Inventory	5,527,135
Tax Receivable	32,317
Short-term loan receivable	2,194,774
Other receivables	3,150,777
Advances to suppliers	1,434,059
Loan Receivable from related parties,net of allowance for doubtful accounts	2,037,551
Total Current Assets	15,133,377

Property and equipment, net of accumulated depreciation
of $3,371,764	15,515,896

Other Assets
Deposits on buildings and land	1,718,077
Investment Advance	4,112,631
Intangible assets, net	666,785
Total other assets	6,497,493

Total Assets	$37,146,766

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$2,911
Unearned revenue	6,509
Accrued expenses and other payables	357,976
Total Current Liabilities	367,396

Total Liabilities	367,396

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authroized; - 0 - shares
outstanding at December 31, 2007	-
Common stock, $0.001 par value, 100,000,000 shares authorized;
44,439,787 shares outstanding at December 31, 2007	44,440
Additional paid in capital	16,799,667
Accumulated other comprehensive income	2,885,038
Statutory reserves	901,463
Retained earnings	16,148,762
Total Stockholders' Equity	36,779,370

Total Liabilities and Stockholders' Equity	$37,146,766

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31,

	2007	2006

Sales	$15,912,318	$8,401,711

Cost of Sales	6,771,252	3,835,017

Gross Profit	9,141,067	4,566,694

Operating Expenses
Research & Development Expense	136,767	488,404
Selling, general and administrative	2,920,694	1,739,221

Income before other Income and (Expenses)	6,083,605	2,339,069

Other Income and (Expenses)
Subsidy Income	32,877	-
Interest Income	3,216	431
Other Income	-	138
Other Expense	(484)	(176)
Other Income and Expenses Total Other Income and (Expenses)	35,608	393

Income Before Income Taxes (Benefits)	6,119,214	2,339,462

Provision for Income Taxes (Benefits)	-	(3,000,795)

Net Income	$6,119,214	$5,340,257

Other Comprehensive Incom
Foreign Currency Translation Adjustment	$1,956,330	568,889

Comprehensive Income	$8,075,544	$5,909,146

Basic and Diluted Income per common share
Basi	$0.16	$0.33
Diluted	$0.15	$0.33

Weighted average common share outstanding
Basic	37,995,417	17,157,810
Diluted	40,176,812	17,157,810

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	Preferred Stock		Common Stock			Accumulated Other			Total
	Par value $0.001		Par value $0.001		Additonal	Comprehensive	Statutory	Retained Earnings	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Income	Reserve	Unapprorpiated	Equity

Balance, January 1,2006	59,183	59	4,016,064	$4,016	$7,354,196	359,819	$854,152	$4,689,291	$13,261,533

Conversion of Preferred Stock	(59,183)	-59	29,592,793	29,593	(29,424)				$110

Additional Capital Contributed	-	-	-	-	-	-	-	-

Comprehensive Income

-Net Income								5,340,257	$5,340,257
-Other Comprehensive Income, net of tax	-	-	-		-
-Foreign Currency Translation Adjustments						568,889			$568,889

Total Comprehensive Income

Adjsutment to Statutory Reverve							47,311		$47,311

Balance, December 31,2006	-	-	33,608,857	$33,609	$7,324,772	$928,708	$901,463	$10,029,548	$19,218,100

Issuance of common stock for financing			10,725,130	10,725	9,262,151				9,272,876

Issuance of common stock for consulting services			105,800	106	212,744				212,85

Comprehensive Income

-Net Income								6,119,214	6,119,214
-Other Comprehensive Income, net of tax
-Foreign Currency Translation Adjustments						1,956,330			1,956,330

Total Comprehensive Income

Balance, December 31,2007	-	-	44,439,787	$44,440	$16,799,667	$2,885,038	$901,463	$16,148,762	$36,779,370

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	2007	2006

Cash Flows From Operating Activities:
Net income	$6,119,214	$5,340,257
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortizatio	814,831	542,807
Allowance for doubtful accounts	347,439	-
Amortization of stock compensation for consulting services

Changes in operating assets and liabilities:
Accounts receivable	(32,459)	675,403
Inventory	(4,415,033)	(929,19)
Tax Receivable	(32,317)	-
Prepaid expenses	95,479	(91,457)
Other receivable	(2,804,002)	2,759,017
Advances to suppliers	(988,804)	3,510,157
Accounts payable	(346,588)	(150,335)
Unearned revenue	6,509	-
Taxes payable	-	(2,934,115)
Accrued expenses and other payables	(202,489)	(297,963

Cash provided by (used in) operating activities	(1,225,372)	8,424,577

Cash Flows From Investing Activities:
Purchase of property and equipment	(290,126)	(1,937,126)
Purchase of patent	(362,040)	(300,081)
Investment Advance	(4,112,631)
Advance to affiliate		(2,764,599)
Short term loan	(2,194,774)	-
Deposits on buildings and land	(1,718,077)	-
Collections on loans to related party	534,979	-
Additions to construction in process	-	(3,798,973)

Cash used in investing activities	(8,142,669)	(8,800,779)

Cash Flows From Financing Activities:
Net proceeds from issuance of common stoc	9,272,876	-
Payment of notes payable	-	(210,652)

Cash provided by (used in) financing activities	9,272,876	(210,652)

Effect of exchange rate changes on cash and cash equivalents	753,982	629,818

Increase in cash and cash equivalents	658,816	42,964

Cash and Cash Equivalents - Beginning of year	77,867	34,903

Cash and Cash Equivalents - End of year	$736,683	$77,867

Supplemental disclosures of cash flow information

1 Interest paid	$-	$-
2 Income Taxes paid	$-	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued for consulting services	$212,850	$-

See accompanying notes to the consolidated financial statements.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

China Yingxia International, Inc. (the “Company” or “China Yingxia”) was incorporated in the State of Florida on May 6, 1996 and formerly known as Agronix, Inc. (“Agronix”).

On May 12, 2006, the Company entered into a share exchange agreement with Warner Nutraceutical International, Inc. (‘WNI”), which is the parent company to Harbin Yingxia Business Group Co, Ltd. ("Yingxia"). Pursuant to the share exchange agreement, the Company issued to WNI shareholders 54,811,475 shares of Common Stock, par value $0.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $0.001 per share, of which each share is convertible into five hundred (500) shares of the Company’s Common Stock. As a result of the transactions, there has been a change in control of the Company as the shareholders of WNI became the majority shareholders of the Company.

For accounting purpose, the transaction has been accounted for as a reverse acquisition under the purchase method. Accordingly, WNI and its subsidiary are treated as the continuing entity for accounting purposes. Following the merger, Agronix filed a Certificate of Amendment and changed its name to China Yingxia International, Inc.

On July 21, 2006, the Company’s board of directors approved a reverse stock spilt on both common stock and preferred stock.  Each 24.9 shares of the Company's Common Stock and Class A Preferred Stock were converted into one (1) share of Common Stock and one (1) share of Class A Preferred Stock, respectively. Simultaneously, all of the preferred shares were converted into common shares at ration of 1 to 500 and the preferred shares were cancelled.

The Company operates its business through its wholly-owned subsidiary Harbin Yingxia Business Group, Ltd. (" Harbin Yingxia"), a joint stock corporation organized and existing under the laws of the People's Republic of China (“PRC”) in 1998. Harbin Yingxia is engaged in the development, manufacture and distribution of organic nutritional food products and dietary supplements. Relying on the raw materials produced in the soybean production base, green cactus production base and organic millet production base, Yingxia produces and distributes hundreds of serial products of high quality, high nutrition, and high added value.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The Company’s consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). This basis of accounting differs in certain material respects from that used for the preparation of the books of account of the Company’s principal subsidiary, which are prepared in accordance with the accounting principles and the relevant financial regulations applicable to enterprises with limited liabilities established in the PRC, the accounting standards used in the places of their domicile. The accompanying consolidated financial statements reflect necessary adjustments not recorded in the books of account of the Company’s subsidiary to present them in conformity with US GAAP.

Principles of consolidation

The consolidated financial statements of China Yingxia International, Inc. include the accounts of the Company and its wholly owned subsidiaries, WNI and Harbin Yingxia.  All significant inter-company balances and transactions are eliminated in consolidation.

Use of estimates

In preparing the financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the dates of the financial statements, as well as the reported amounts of revenues and expenses during the reporting year. Significant estimates, required by management, include the recoverability of long-lived assets and the valuation of inventories.  Actual results could differ from those estimates.

Cash and cash equivalents

For purposes of the statement of cash flow, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts receivables

Accounts receivables are stated at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts. The allowance is calculated based upon the evaluation and the level of past due accounts and the relationship with and the economic status of the customers.  The allowance for doubtful accounts was $213,664 and $191,971 as of December 31, 2007 and 2006, respectively. The Company does not maintain a large balance of accounts receivable due to the nature of its business, and the collections on the Company’s accounts receivable has been generally good. Except for the above reserved allowance, the Company has not encountered any uncollected accounts receivable.

Inventories

Inventories are composed of raw materials and packing materials for manufacturing, work in process, and finished goods. Inventories are valued at the lower of cost or market with cost determined on a first-in first-out basis. Management compares the cost of inventory with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost.

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives as below:

Category	Estimated Useful Lives
Machinery & Equipment	4-5 years
Automobiles	7 years
Buildings	15-40 years

Advance to suppliers

Advance to suppliers represent the payments made and recorded in advance for goods and services received. The Company makes advances to certain vendors’ inventory purchases, construction projects and equipment purchases. The advance to suppliers totaled $1,434,059 as of December 31, 2007.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Impairment of long-lived assets

Long-lived assets, which include property, plant and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Recoverability of long-lived assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset.   If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the assets.  Fair value is generally determined using the asset’s expected future discounted cash flows or market value, if readily determinable.

Income taxes

The Company accounts for income tax under the provisions of SFAS No.109 "Accounting for Income Taxes", which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of the events that have been included in the financial statements or tax returns.  Deferred income taxes are recognized for all significant temporary differences between tax and financial statements bases of assets and liabilities.  Valuation allowances are established against net deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized.

The Company does not have any long-term deferred tax assets or liabilities in China that will exist once the tax holiday (See Note 11) expires. The Company does not have any significant deferred tax asset or liabilities that relate to tax jurisdictions not covered by the tax holiday.

Revenue recognition

The Company recognizes revenue on product sales when products are delivered and the title passes to the customers and collection is reasonably assured.

Cost of revenues

Cost of revenues consists primarily of material costs, employee compensation, depreciation and related expenses, which are directly attributable to the production of products. Write-down of inventory to lower of cost or market is also recorded in cost of revenues.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-based compensation

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payments,” which establishes the accounting for employee stock-based awards. Under the provisions of SFAS No. 123(R), stock-based compensation is measured at the grant date, based on the calculated fair value of the award. And it is recognized as an expense over the requisite employee service period (generally the vesting period of the grant).

The Company measures compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”.  The fair value of the option issued is used to measure the transaction, as this is more reliable than the fair value of the services received.  Fair value is measured as the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s performance is complete.  The fair value of the equity instrument is charged directly to compensation expense and additional paid-in capital.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of accounts receivable and other receivables.  The Company does not require collateral or other security to support these receivables.  The Company conducts periodic reviews of its clients' financial condition and customer payment practices to minimize collection risk on accounts receivable.

The operations of the Company are located in the PRC. Accordingly, the Company's business, financial condition, and results of operations may be influenced by the political, economic, and legal environments in the PRC, as well as by the general state of the PRC economy.

Fair value of financial instruments

The carrying amounts of certain financial instruments, including cash and cash equivalents, accounts receivable, other receivables, accounts payable, accrued expenses, taxes payable, notes payable and other loans payable approximate fair value due to the short-term nature of these items.  The carrying amounts of bank borrowings approximate the fair value based on the Company's expected borrowing rate for debt with similar remaining maturities and comparable risk.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign currency translation

The Company’s functional currency is the Renminbi (“RMB”). For financial reporting purposes, RMB has been translated into United States dollars ("USD") as the reporting currency. Assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Revenues and expenses are translated at the average rate of exchange prevailing during the reporting period. Translation adjustments arising from the use of different exchange rates from period to period are included as a component of stockholders' equity as "Accumulated other comprehensive income". Gains and losses resulting from foreign currency transactions are included in accumulated other comprehensive income.  There is no significant fluctuation in exchange rate for the conversion of RMB to USD after the balance sheet date.

Research and Development

Research and development costs are related primarily to the Company developing its intellectual property. Research and development costs are expenses as incurred. The costs of material and equipment that are acquired or constructed for research and development activities and have alternative future uses are classified as plant and equipment and depreciated over their estimated useful lives.

Start-up Costs

In accordance with the American Institute of Certified Public Accountants Statement of Position 98-5, “Reporting on the Costs of Start-up Activities”, the Company expenses all costs incurred in connection with the start-up and organization of the Company.

Earnings per share

Basic earnings per share are computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share is computed similar to basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. There are warrants available for dilution purposes as of December 31, 2007

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

New accounting pronouncements

In September 2006, the FASB issued SFAS 157, Fair Value Measurements, which defines fair value , establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements, where fair value is the relevant measurement attribute. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The management of the Company is currently evaluating the impact of adopting SFAS 157 on its consolidated financial statements.

In September 2006, the SEC issued SAB No. 108, which provides guidance on the process of quantifying financial statement misstatements. In SAB No. 108, the SEC staff establishes an approach that requires quantification of financial statement errors, under both the iron-curtain and the roll-over methods, based on the effects of the error on each of the Company’s financial statements and the related financial statement disclosures. SAB No.108 is generally effective for annual financial statements in the first fiscal year ending after November 15, 2006. The transition provisions of SAB No. 108 permits existing public companies to record the cumulative effect in the first year ending after November 15, 2006 by recording correcting adjustments to the carrying values of assets and liabilities as of the beginning of that year with the offsetting adjustment recorded to the opening balance of retained earnings. Management does not expect that the adoption of SAB No.108 would have a material effect on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that  are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by  measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial  statements.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company has adopted FSP EITF 07-3 and expensed the research and development as it incurred.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the non-controlling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations , was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method ) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the non-controlling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

3. INVENTORY

Packing Materials	$102,707
Raw Materials	2,660,601
Work in process	210,864
Finished Goods	2,552,963

Total	$5,527,135

No allowance for inventory was made for the year ended December 31, 2007.

4. PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment consist of the following at December 31, 2007:

Machinery & Equipment	$5,877,054
Automobile	405,054
Buildings	10,387,500
Sub total	16,669,608
Less: Accumulated Depreciation	(3,371,764)
Construction in progress	2,218,052
Total property, plant & Equipment, net	$15,515,896

Depreciation expense for the years ended December 31, 2007 and 2006 was $790,618 and $536,805, respectively.

5. INTANGIBLE ASSETS

Intangible assets include land use right and patent right.

Land use right – all land in the People’s Republic of China is government owned and cannot be sold to any individual or company. Instead, the government grants the user a “Land use right” (the Right) to use the land. The Company has the right to use the land for 50 years and amortized the Right on a straight-line basis over 50 years.

Patent – capitalized patent costs represent the acquisition costs paid for exclusive use of the patented organic rice seeds.  Capitalized patent costs are amortized on a straight method over the related patent term of 15 years.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

5. INTANGIBLE ASSETS (Continued)

Net intangible assets at December 31, 2007 were as follows:

Land use right	$424,271
Patent	274,175
Less: Accumulated amortization	(31,661)

Intangible assets, net	$666,785

Amortization expense for the years ended December 31, 2007 and 2006 amounted to $24,213 and $6,002, respectively.

6. OTHER RECEIVABLES

Other receivables typically represent cash advances to employees and sales representatives for normal business purposes. Included in the other receivables was also an advanced payment in the amount of RMB13,800,000 (approximately US$1.9 million) made to a organic rice growing project in Donghai, Jiangsu Province, in anticipation of a good harvest year. The advance was not utilized because the actual output of the rice was less than expected. The Company collected the full amount in the first quarter of 2008.

7. RELATED PARTY LOANS

As of December 31, 2007, the Company has loans receivable from related parties in the amount of $2,037,551. All related party loans are provided to the affiliated retail stores or companies to facilitate the initial establishment of their businesses for selling the Company’s products. These loans are interest free and unsecured and are due upon demand. The Company expects to collect most of the outstanding loans in the next few months. An allowance for doubtful accounts in the amount of $347,702 was recorded for the year ended December 31, 2007.

8. SHORT TERM LOAN RECEIVABLE

In August 2007, the Company made a short tem loan of $2,194,774 to the agriculture production base in Hulan county, Helongjiang Province to help finance the well sinker and irrigation project due to an unexpected severe drought in the northern part of China during the summer of 2007. The purpose of the loan was to support the farmers in order to prevent any further damage to their harvest and to secure the raw materials for the Company’s own production. The loan was intended to be interest free and for a short-term period from August 2007 to March 2008. The management expects the entire loan to be repaid by the end of March 2008.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

9. DEPOSITS ON BUILDINGS AND LAND

The Company made separate deposits in the total amount of RMB12,532,685 (approximately US$ 1.7 million) on one building in Harbin, one office space in Beijing and a piece of land in Anhui Province it intends to purchase. All purchases are evidenced by purchase agreements and the transactions were not finalized as of December 31, 2007. Once the Company completes the title transfers, the deposits will be reclassified to Property, Plant and Equipment account.

10. INVESTMENT ADVANCE

On December 5, 2007, the Company (“Buyer”) signed an agreement (“Agreement”) with Shanghai Jin Ao Food Co., Ltd. (“Seller”) to purchase its six (6) Soybean Milk production lines for a total amount of RMB 30,000,000 (approximately US$4.1 million), including production equipments, technique know-how and marketing resources. The Agreement calls for the Company (“Buyer”) to make three installment payments of the full purchase price before January 31, 2008. Once the payments are made in full, the Seller will transfer the ownership of the equipments and all related resources to the Buyer. As of December 31, 2007, the Company made all three-installment payments and recorded the entire amount as investment advance since the transaction has not been completed yet. Upon closing of this transaction, the Company will reclassify the amount to fixed assets and other related accounts.

11. INCOME TAXES

The Company is governed by the Income Tax Law of the People’s Republic of China concerning the private-run enterprises, which are generally subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax) on income reported in the statutory financial statements after appropriated tax adjustments. In 2006, the Company has obtained its foreign-owned entity (“WOFE”) status upon completion of the reverse acquisition.

According to the Provisional Regulations of the People ’ s Republic of China on Income Tax, the Document of Reductions and Exemptions of Income Tax for the Company has been approved by the local tax bureau and the Management Regulation of Harbin Economic and Technological Development Zone for the reporting period. The Company was granted the status of WOFE and therefore is exempt from income tax from January 1, 2004 through December 31, 2007. The Company has also been approved to have its tax rate reduced by 50% from January 1, 2008 to December 31, 2010.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

11. INCOME TAXES (Continued)

On March 16, 2007, the National People’s Congress of China approved the Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008. Under the new CIT law, the corporate income tax rate applicable to all Companies, including both domestic companies and foreign-invested companies, will be 25%, replacing the current applicable tax rate of 33%. However, companies previously being approved for any income holiday will not be subject to the new enacted tax rate until the holiday runs out.

12. STATUTORY RESERVES

Pursuant to the laws of People’s Republic of China, the Company is required to maintain certain statutory reserves by appropriating from its after-tax profit before declaration or payment of dividends. The statutory reserves include surplus reserve fund, common welfare fund and the enterprise fund. These statutory reserves represent restricted retained earnings.

Surplus reserve fund

The Company is generally required to transfer 10% of its net income, as determined under PRC accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. However, the laws exclude the companies owned by foreign entities. The Company’s operating subsidiary, Harbin Yingxia, became a foreign owned entity in 2007 upon acquisition by the Company. Therefore, it is exempted from making any more mandatory reserves. It is at the management’s discretion whether to make any additional reserves.  For the year ended December 31, 2007, the Company elected not to make any additional funds to this reserve.

The surplus reserve fund is non-distributable other than during liquidation and can be used to fund previous years ’ losses, if any, and may be utilized for business expansion or converted into share capital by issuing new shares to existing shareholders in proportion to their shareholding or by increasing the par value of the shares currently held by them, provided that the remaining reserve balance after such issue is not less than 25% of the registered capital.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

12. STATUTORY RESERVES (Continued)

Common welfare fund

The Company is required to transfer 5% to 10% of its net income, as determined in accordance with the PRC accounting rules and regulations, to the statutory common welfare fund. Making any additional common welfare reserve becomes voluntary for the Company because its foreign entity status. For the year ended December 31, 2007, the Company elected not to make any additional funds to this reserve.

This fund can only be utilized on capital items for the collective benefit of the Company ’ s employees, such as construction of dormitories, cafeteria facilities, and other staff welfare facilities. This fund is non-distributable other than upon liquidation.

Enterprise fund

The enterprise fund may be used to acquire fixed assets or to increase the working capital to expend on production and operation of the business. No minimum contribution is required and the Company did not make any contribution to this fund during 2007.

The following represents the accumulated balances of the appropriations as of December 31, 2007:

Surplus Reserve	$600,975
Common Welfare Reserve	300,488

Total	$901,463

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

13. SEGMENT REPORTING

The company operates in one operating segment in accordance with the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information”. Although the Company develops, manufactures and commercializes various products such as nutritional food products, dietary supplements, cosmetic products, raw cactus plants and personal care products etc., the Company’s chief operating decision maker reviews and evaluates one set of combined financial information deciding how to allocate resources and in assessing performance.

For the year ended December 2007, the Company’s sales revenue from various products are as follows:

Nutritional Food Products	$2,152,812
Dietary Supplements	3,431,914
Cosmetic Products	772,370
Raw cactus plants	6,095,632
Personal Care Products & others	3,459,590

Total	$15,912,318

All the Company’s revenue were generated in China. The Company’s sales in foreign nations represent pilot programs that as of yet have not become full-scale operations.

14. STOCKHOLDERS’ EQUITY

A. Issuance of Common Stock

July 2007 Private Placement

On July 16, 2007, the Company entered into a stock subscription and warrant agreement, (“Subscription Agreement”), with three (3) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 1,000,000 units, each unit consisting of (a) two shares of common stock and (b) one common stock purchase warrant, at a purchase price of $2.00 per unit. The Company received net proceeds of $1,980,000 in connection with this private placement.

With the warrants attached to the units sold in the private placement, the investors are entitled to purchase an aggregate of 1,000,000 shares of common stock at an exercise price of $1.50 per share. All these warrants are exercisable for five years from the effective date of registration statement.

CHINA YINGXIA INTERNATIONAL INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMER 31, 2007 AND 2006

14. STOCKHOLDERS’ EQUITY (Continued)

Upon completion of the placement, the Company incurred approximately $20,000 in legal and other expenses.

August 2007 Private Placement

On August 9, 2007, the Company completed another private placement of its securities to accredited investors pursuant to Regulation D under the Securities Act of 1933, as amended. The Company entered into a stock subscription agreement and warrant agreement (“Subscription Agreement”), with twenty (20) accredited investors. Pursuant to the Subscription Agreement, the investors purchased 34.90052 units, each unit consisting of (a) 250,000 shares of common stock and (b) a 5-year stock purchase warrant to purchase 125,000 shares of common stock exercisable at $2.00 per share. The units were sold for a price of $250,000 per unit, yielding gross proceeds of $8,725,130 from the sale of the units. The Company paid fees and commissions in the aggregate amount of $1,398,387 in connection with this offering.

B. Warrants

Upon the execution of the both Subscription Agreements, the Company issued to the investors (i) 1,000,000 warrants under July 2007 Private Placement and (ii)4,362,565 warrants under August 2007 Private Placement. All warrants do not contain a cashless exercise provision. Accordingly, in accordance with EITF 00-19, the warrants are classified as equity.

The fair value of the warrants was calculated using the Black-Scholes options pricing model using the following assumptions: Volatility 63%, risk free interest rate 5.050% for July 2007 Placement and 4.790% for August 2007 Placement, and expected term of 5 years.

Following is a summary of the status of warrants outstanding as of December 31, 2007:

	Outstanding Warrants
Exercise Price	Number	Average Remaining Life

$1.50	1,000,000	3.75

$2.00	4,362,500	3.83

	5,362,500

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

                      Indemnification of Directors and Officers.

Title XXXVI, Chapter 607 of the Florida Statutes permits corporations to indemnify a director, officer or control person of the corporation for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expense. Our Articles of Incorporation and By-Laws do not include such a provision automatically indemnifying a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Our By-Laws, Article XIV, Section 4, allow us to indemnify actions under our emergency by-laws regardless of whether or not Florida law would permit indemnification.

We have been advised that it is the position of the Securities and Exchange Commission that insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, that such provisions are against public policy as expressed in the Securities Act and are therefore unenforceable.

                      Other Expenses of Issuance and Distribution.

Securities and Exchange Commission registration fee	$1,042
Miscellaneous Fees (1)	$5,000
Accounting fees and expenses (1)	$10,000
Legal fees and expenses (1)	$50,000
Total (1)	$66,042

        (1)   Estimated

All amounts are estimates other than the Commission’s registration fee. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

                      Recent Sales of Unregistered Securities.

On August 9, 2007 China Yingxia International, Inc. completed the sale of Units of securities to a total of 20 investors.  Each Unit consisted of 250,000 shares of common stock and warrants to purchase 125,000 shares of common stock, exercisable at $2.00 per share.  The Units were sold for a price of $250,000 per Unit, yielding gross proceeds of $8,725,130 from the sale of the Units.

Bald Eagle Fund, Ltd.	16,170
William M. Denkin	100,000
Endurance Partners, LP	821,000
Endurance Partners, (Q.P.) LP	2,099,000
Heller Capital Investments	850,000
CGM as C/F Ronald I. Heller, IRA	400,000
JMG Capital Partners, LP	500,000
JMG Triton Offshore Fund, Ltd.	500,000
Kensington Partners, LP	353,830
Ning Li	55,130
Steve Mazur	100,000
Midsouth Investor Fund, LP	500,000
Charles Nirenberg	30,000
Outpoint Offshore Fund, Ltd.	250,000
Professional Offshore Opportunity Fund, Ltd.	250,000
Ray & Amy Rivers, JTROS	100,000
Richard D. Squire	300,000
Straus GE PT Partners, LP	687,500
Straus Partners, LP	562,500
Xiaodong Yuan	250,000

Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The above investors were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the above investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

On July 16, 2007 China Yingxia completed the sale of 1,000,000 Units of securities to a total of 3 investors. Each "Unit" included two share of common stock and one common stock purchase warrants exercisable at $1.50. The Units were sold for a price of $2.00 per Unit, yielding gross proceeds of $2,000,000 from the sale of the Units.  These investors were Guerilla Capital, LP, Hua-Mei 21st Century Partners, LP, and James J. Fuld Jr.

Name	Common Stock
Guerilla Capital, LP (1)	900,000
Hua-Mei 21st Century Partners, LP (1)	600,000
James J. Fuld Jr.	500,000

(1)	Peter Siris has control over management and investment decisions for Guerilla Partners LP and Hua-Mei 21st Century Partners, LP

These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, all three investors had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for the above transactions.

On July 13 2007, China Yingxia issued 62,500 shares to Alliance Advisors, LLC for investor relations and public relations services rendered. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Alliance Advisors, LLC had the necessary investment intent as required by Section 4(2) since it agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On July 13 2007, China Yingxia issued 3,300 shares to Gerald Montiel for independent director services rendered. Such shares were issued in reliance on an exemption from registration under Section 4(2) of the Securities Act of 1933. These shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance shares by us did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, Mr. Montiel had the necessary investment intent as required by Section 4(2) since he agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for this transaction.

On May 10, 2006, the Company, Agronix Acquisition Corp., a Florida corporation (“Acquisition Corp.”), which is a wholly-owned subsidiary of the Company, and Warner Nutraceutical International, Inc., a Delaware corporation (“WNI”), entered into an Agreement of Merger and Plan of Reorganization (the “Merger Agreement”) pursuant to which Acquisition Corp. was merged with and into WNI, with WNI surviving as a wholly-owned subsidiary of the Company (the “Merger”).

On May 12, 2006, the Company issued to the following WNI shareholders 54,811,475 shares of Common Stock, par value $.001 per share, and 1,473,649.074 shares of Class A Preferred Stock, par value $.001 per share, of which each share is convertible into five hundred (500) shares of common stock, in consideration for a cash payment of $289,000 and all the outstanding shares of WNI at the effective time of the merger, will be canceled.

Name	Common Stock	Class A Preferred Stock
Yingxia Jiao	27,159,086	730,193.12
Lantin Deng	8,199,797	220,457.90
Lixue Deng	2,603,545	69,998.33
Fuling Jiao	3,792,954	101,976.52
Yufeng Hu	2,439,111	65,577.38
Guozhen Peng	1,145,560	30,799.27
Yingjuan Jiao	509,747	13,704.94
Yingli Jiao	509,747	13,704.94
Lanqing Deng	509,747	13,704.94
Yingjie Jiao	509,747	13,704.94
Limei Deng	509,747	13,704.94
Kaixin Tan	449,454	12,083.92
Haining Zhang	164,434	4,420.95
Huaqin Zhou	2,630,950	70,735.15
Warner Technology & Investment Corp. (1)	2,532,290	68,082.59
American Union Securities (2)	981,125	26,378.32
John C. Leo	164,434	4,420.95

(1) Dr. Huakang Zhou is the beneficial owner of Warner Technology & Investment Corp.
(2) John C. Leo was the beneficial owner of American Union Securities.

Our shares were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933. No commissions were paid for the issuance of such shares. The above issuance of shares of our common stock qualified for exemption under Section 4(2) of the Securities Act of 1933 since the issuance of such shares by us did not involve a public offering. The above investors were sophisticated investors and had access to information normally provided in a prospectus regarding us. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the above investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the 1933 Securities Act. These restrictions ensure that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act of 1933 for the above transaction.

Exhibits.

Exhibit No.	Title of Document	Location

2.1	Agreement of Merger and Plan of Reorganization among Agronix, Inc., Agronix Acquisition Corp., and Warner Nutraceutical International, Inc.	Incorporated by reference as Exhibit 10.1 to Form 8-K filed May 12, 2006

3.1.1	Articles of Incorporation	Incorporated by reference to Form 10-SB filed May 17, 2000

3.1.2	Amendment to Articles of Incorporation	Incorporated by reference to Form 10-SB filed May 17, 2000

3.1.3	Amendment to Articles of Incorporation	Incorporated by reference to Form 10KSB filed April 02, 2007

3.1.4	Certificate of Designation of Class A Preferred Stock	Incorporated by reference as Exhibit 10.1 to Form 8-K filed May 12, 2006

3.2	Bylaws	Incorporated by reference to Form 10-SB filed May 17, 2000

5.1	Opinion of Anslow and Jaclin, LLP	Previously Filed

5.2	Updated Opinion of Anslow and Jaclin, LLP	Filed Herewith

10.1	Subsidiary Purchase Agreement	Incorporated by reference as Exhibit 10.2 to Form 8-K filed May 12, 2006

10.2	Employment Agreement – Ren Hu	Filed herewith

10.3	Independent Director Agreement – Alice Lee Rogers	Filed herewith

14.1	Code of Ethics	Incorporated by reference to Form 10KSB filed April 02, 2007

21.1	Subsidiaries	Incorporated by reference to Form 10KSB filed April 02, 2007

23.1	Consent of Bagell Josephs Levine & Company, LLC	Filed herewith

23.2	Consent of Counsel, as in Exhibit 5.1	Previously Filed

23.3	Updated Consent of Counsel, as in Exhibit 5.2	Filed Herewith

                      Undertakings.

The undersigned registrant hereby undertakes:

(a)
The undersigned registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	(a)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4.
For determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424 (Sec. 230. 424);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

	(c)	The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

	(d)	Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

(c)
The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser:
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to Registration Statement to be signed on its behalf by the undersigned, in the City of Harbin, Province of Heilongjiang, the People's Republic of China on December 4, 2008

CHINA YINGXIA INTERNATIONAL, INC.

By:	/s/ Yingxia Jiao
Jiao Yangxia
President, Chief Executive Officer and Chairman

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

POWER OF ATTORNEY

    The undersigned directors and officers of China Yingxia International, Inc. hereby constitute and appoint Yingxia Jiao, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys- in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yingxia Jiao	President, Chief Executive Officer and Chairman	December 4, 2008
Yingxia Jiao

/s/ Ren Hu	Chief Financial Officer	December 4 2008
Ren Hu

/s/ Alice Rogers	Director	December 4, 2008
Alice Rogers

/s/ Dr. Zhaobo Wang	Director	December 4, 2008
Dr. Zhaobo Wang